Exhibit 4.13

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the “Commission”)**

EXCLUSIVE LEAD SHARING AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE LEAD SHARING AND DISTRIBUTION AGREEMENT (this “Agreement”) is made as of this 18th day of May, 2016 (the “Effective Date”) by and among Mazor Robotics Ltd., with a principal office located at 7 HaEshel Street, Caesarea Park South, Israel 3088900 ( “Mazor”), Medtronic Navigation, Inc., having a principal office located at 826 Coal Creek Circle, Louisville, CO 80027 (“Medtronic” and, together with Mazor, the “Parties”) and, solely for purposes of Section 7.2 and Section 27, Medtronic plc (“Medtronic Parent”), having a principal office located at 710 Medtronic Parkway, Minneapolis, MN 55432-5604.

WHEREAS, Mazor is engaged in developing and manufacturing the MazorX System, the Renaissance System and the Software Modules; and

WHEREAS, Mazor wishes to appoint Medtronic as (i) its co-exclusive lead generation partner for the MazorX System for spinal applications in the United States, (ii) its non-exclusive lead generation partner for the MazorX System for spinal applications in Europe, and (iii) subject to the achievement of certain lead generation milestones as set forth herein, its exclusive distributor for the MazorX System for spinal applications in certain Territories throughout the world, and Medtronic wishes to accept such appointments, all in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	CERTAIN DEFINITIONS

1.1.            “Affiliate” means, with respect to any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” shall have correlative meanings.

1.2.            “Applicable Law” means, with respect to any business or Person, any federal, state, provincial, local, municipal, foreign, international, multinational, supranational or other constitution, statute, law, treaty, ordinance, policy, guidance, rule, administrative interpretation, regulation or other requirement (including common law) applicable to such business or Person or any of their respective Affiliates, properties, assets, officers, directors, managers, employees, consultants or agents (in connection with their activities on behalf of such business or Person or any of its Affiliates), or any charge, order, writ, injunction, directive, judgment, decree, ruling, determination, award or settlement, whether civil, criminal or administrative, of any Governmental Authority having jurisdiction over such business or Person or any of their respective Affiliates, properties, assets, officers, directors, managers, employees, consultants or agents (in connection with their activities on behalf of such business or Person or any of its Affiliates).

1.3.            “Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banks are required to be closed in the State of Delaware.

1.4.            “Change of Control” means (a) the sale, lease, transfer, exclusive license or other disposition by a Party of all or substantially all of the assets of such Party to a third party; or (b) a merger or consolidation in which (i) a Party is a constituent party or (ii) a subsidiary of a Party is a constituent party and such Party issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving a Party or a subsidiary of that Party in which the shares of capital stock of such Party outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

1.5.            “Demo Installation Date” means the date on which Mazor delivers each of the Demo Units to Medtronic.

1.6.            “Disposables” means disposable products for use with the MazorX System.

1.7.            “Distribution Period” means the period commencing on the day that is sixteen (16) months following the Demo Installation Date and ending on the 4-year anniversary of the Demo Installation Date.

1.8.            “Distribution Period Exclusive Territory” means anywhere in the world, other than [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] and any Distribution Period Non-Exclusive Territory in which Mazor’s current distributor is terminated after the date hereof pursuant to Section 8.10.

1.9.           “Distribution Period Non-Exclusive Territory” means [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] and any Distribution Period Exclusive Territory with respect to which Medtronic agrees to relinquish its exclusive rights pursuant to Section 8.10.

1.10.          “Distribution Year” means any of Distribution Year 1, Distribution Year 2, Distribution Year 3 or Distribution Year 4.

1.11.          “Distribution Year 1” means the period commencing on the day that is sixteen (16) months following the Demo Installation Date and ending on the day that is 12 months thereafter.

1.12.          “Distribution Year 1 Minimum Sales Amount” [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

1.13.          “Distribution Year 2” means the period commencing on the day after the last day of Distribution Year 1 and ending on the day that is 12 months thereafter.

1.14.          “Distribution Year 2 Minimum Sales Amount” [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

1.15.          “Distribution Year 3” means the period commencing on the day after the last day of Distribution Year 2 and ending on the day that is 12 months thereafter.

1.16.          “Distribution Year 3 Minimum Sales Amount” [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

1.17.          “Distribution Year 4” means the period commencing on the day after the last day of Distribution Year 3 and ending on the day that is 12 months thereafter.

1.18.          “Distribution Year 4 Minimum Sales Amount” [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

1.19.          “Documentation” means any and all operator’s and user’s manuals, training materials, guides, commentary, listings and other materials for use in conjunction with the Products.

1.20.          “Europe” means the following countries: the United Kingdom, Ireland, Iceland, Portugal, Spain, France, Belgium, The Netherlands, Luxembourg, Germany, Switzerland, Austria, Italy, Malta, Monaco, Denmark, Norway, Sweden, Finland, Estonia, Latvia, Lithuania, Poland, Czech Republic, Slovak Republic, Hungary, Croatia, Bosnia & Herzegovina, Serbia, Kosovo, FYRO Macedonia, Albania, Greece, Bulgaria, Romania, Moldova, Ukraine and Belarus.

1.21.          “Exclusive Lead Generation Territory” means the United States of America.

1.22.          “Exclusive Territory” means any Territory in which Mazor grants Medtronic exclusive rights with respect to the MazorX System during the Term, but excluding any Territory in which Medtronic’s rights are co-exclusive.

1.23.          “Governmental Authority” means any federal, state, local, foreign or supranational governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

1.24.          “Hardware Customizations” means any customizations made by Mazor to Mazor hardware and/or tools for use with implants for the MazorX System in order to enable the Software Customizations and use thereof with the Medtronic spinal instruments and implants, but expressly excluding Medtronic Background IP and/or Medtronic Development IP.

1.25.          “Intellectual Property” means all rights to patents, patent applications, software, copyrights, trademarks, trade secrets, know-how, concepts, designs, specifications, techniques, formulas, inventions, trade names, labels, trade dress, literature, programs, methodologies, advertising material or other documents, materials or information relating to the products or the business operations of a Party to this Agreement or owned by such Party or any of its affiliated persons or entities.

1.26.          “Joint Invention” means any invention that is made or developed jointly by inventors who are employed by, or otherwise who have an obligation to assign their rights to any such invention to Mazor and by inventors who are employed by, or otherwise who have an obligation to assign their rights to such invention to Medtronic, whether or not conceived in conjunction with employees or agents of a third party.

1.27.           “Lead Generation Cure Amount” means [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Qualified Leads.

1.28.          “Lead Generation Cure Payment Amount” means an amount equal to (a) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], times (b) the number of Qualified Leads by which the Lead Generation Milestone Amount exceeds the number of Qualified Leads generated by Medtronic during the Lead Generation Period.

1.29.          “Lead Generation Milestone Amount” means [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Qualified Leads.

1.30.          “Lead Generation Adjustment Amount” means that number of MazorX Systems equal to (i) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], minus (ii) the actual number of Qualified Leads that are converted into sales during the Lead Generation Period.

1.31.          “Lead Generation Period” means the period commencing on the Demo Installation Date and ending on the 16-month anniversary of the Demo Installation Date.

1.32.          “Mazor Background IP” means any invention(s) in existence and owned by, or licensed to, Mazor prior to the Effective Date of this Agreement.

1.33.          “Mazor Close Period” means the four (4)-month period commencing on the 12-month anniversary of the Demo Installation Date.

1.34.          “Mazor Development IP” means any invention(s) conceived or reduced to practice solely by Mazor’s employees, consultants or agents and arising from work performed by such employees, consultants or agents under, or in connection with, this Agreement.

1.35.          “MazorX System” means the Renaissance X surgical guidance system (also known as the MazorX system) as used for spinal applications as set forth in Exhibit A attached to and made a part of this Agreement, and shall include all improvements, updates, upgrades and enhancements thereto, and future generations thereof.

1.36.          “Medtronic Background IP” means as any invention(s) in existence and owned by, or licensed to, Medtronic prior to the Effective Date of this Agreement and including without limitation any CAD models relating to Medtronic spine instruments or implants or documentation provided by Medtronic for the development of Software Customizations hereunder.

1.37.           “Medtronic Development IP” means any invention(s) conceived or reduced to practice solely by Medtronic’s employees, consultants or agents and arising from work performed by such employees, consultants or agents under, or in connection with, this Agreement.

1.38.          “Medtronic Sales Representatives” means members of Medtronic’s sales force.

1.39.          “Medtronic Spinal Construct” means any spinal fixation system consisting of pedicle screws and rods that is designed, manufactured, sold or commercialized by Medtronic or any of its Affiliates.

1.40.          “Minimum Sales Amount” means, with respect to a Distribution Year, the applicable Distribution Year Minimum Sales Amount.

1.41.          “Non-Exclusive Lead Generation Territory” means [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION].

1.42.          “Non-Exclusive Territory” means any Territory in which Mazor grants Medtronic rights with respect to the Products during the Term that are not exclusive rights.

1.43.          “Net Sales” means the aggregate amount of gross revenue received as a result of the sale of any Products to third parties during the relevant measurement period (in each case, determined in accordance with GAAP), less any taxes, tariff duties, discounts, returns, marketing grants, or rebates actually given or credited, as determined without duplication, to the extent allocable to such sales of Products.

1.44.          “Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

1.45.          “Products” means, collectively, the MazorX System for spinal applications and the Software Modules for spinal applications, and shall include all improvements, updates, upgrades, enhancements and future generations, but excluding any Disposables and Software Customizations.

1.46.          “Qualified Lead” means a sales account with respect to which [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

(a)          Each (i) Qualified Lead and (ii) Medtronic-initiated non-qualified lead that Medtronic forwards to Mazor and that is approved by a Mazor senior sales manager, that results in the sale of a MazorX System during the Lead Generation Period will constitute [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Qualified Leads for purposes of this Agreement; and

(b)          Each Qualified Lead that results in the purchase of more than one (1) MazorX System will for purposes of this Agreement constitute that number of Qualified Leads equal to (i) one (1), [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

1.47.          “Regulatory Approval” means a product-specific approval from a Governmental Authority necessary for the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of any of the Products in any Territory.

1.48.          “Restricted Period” [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

1.49.           “Renaissance System” means the Renaissance surgical guidance system (also known as the Mazor system), and shall include all improvements, updates, upgrades and enhancements thereto, and future generations thereof.

1.50.          “Sales Cure Payment Amount” means, with respect to a Distribution Year, an amount equal to (a)(i)(A) the Minimum Sales Amount with respect to such Distribution Year, minus (B) the number of MazorX Systems sold by Medtronic in such Distribution Year (the sum of (a)(i)(A), minus (B), the “Shortfall Amount”), times (ii) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], which amount shall be payable within ten (10) Business Days after the end of such Distribution Year if Medtronic elects to pay the Sales Cure Payment Amount applicable to such Distribution Year, plus (b)(i) only if Medtronic does not exceed the Minimum Sales Amount applicable to the subsequent Distribution Year, an amount equal to (A) the Shortfall Amount, times, (B) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] or (ii) if Medtronic does exceed the Minimum Sales Amount applicable to such subsequent Distribution Year, an amount equal to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], which amount shall be payable within ten (10) Business Days after the end of such subsequent Distribution Year.

1.51.          “Software Customizations” means any software or software code developed under this Agreement with the specific applicability to deploy Software Modules on the StealthStation and/or to integrate Medtronic spine instruments and/or implants with the MazorX System and/or Software Modules as permitted under this Agreement but expressly excluding Medtronic Background IP and/or Medtronic Development IP.

1.52.          “Software Modules” means the software modules associated with the MazorX System as used for spinal applications and shall include all improvements, updates, upgrades and enhancements thereto, and future generations thereof.

1.53.          “StealthStation” means Medtronic’s pre-operative, intra-operative, or post-operative computer assisted, image-guided surgery system used to facilitate automated localization of instruments for use in a surgical or interventional procedure.

1.54.          “Term” is defined in Section 17.

1.55.          “Territory” means the Distribution Period Exclusive Territory, the Distribution Period Non-Exclusive Territory, the Exclusive Lead Generation Territory and the Non-Exclusive Lead Generation Territory.

1.56.          “Training Materials” means all written training materials and related written guidelines provided by Mazor to Medtronic relating to the Products, including, without limitation, all Promotional Materials.

1.57.          “Upgrade” means the exchange by a customer of a Renaissance System for a MazorX System.

1.58.          “Upgrade Fee” means the fee payable by a customer in exchange with an Upgrade.

1.59.          “U.S. Lead Generation Period” means the period commencing on the Demo Installation Date and ending on the 12-month anniversary of the Demo Installation Date.

2.	APPOINTMENT OF LEAD GENERATOR AND DISTRIBUTOR

2.1.            Mazor hereby grants to Medtronic, commencing on the Effective Date, the co-exclusive right (with Mazor) to generate sales leads with respect to, and otherwise advertise, promote and market the MazorX System for spinal applications within the Exclusive Lead Generation Territory during the Lead Generation Period, which appointment Medtronic hereby accepts.

2.2.            Mazor hereby grants to Medtronic, commencing on the Effective Date, the non-exclusive right to generate sales leads with respect to, and otherwise advertise, promote and market the MazorX System for spinal applications within the Non-Exclusive Lead Generation Territory during the Lead Generation Period, which appointment Medtronic hereby accepts.

2.3.            Unless the Agreement is terminated earlier, including by Mazor pursuant to Section 18.3, Mazor shall grant to Medtronic, effective upon the commencement of the Distribution Period, the exclusive right, within the Distribution Period Exclusive Territory, and the non-exclusive right, within the Distribution Period Non-Exclusive Territory, to distribute, sell, advertise, promote, market and otherwise commercialize the MazorX System and the Software Modules for spinal applications, which appointment Medtronic hereby accepts.

2.4.            During the Term, Mazor shall not grant to any other Person within any Exclusive Territory the right or license, either directly or indirectly, to distribute, sell, advertise, promote, market or otherwise commercialize, the MazorX System and Software Modules.  Without limiting the foregoing, during the Term, Mazor shall not enter into any type of agreement or arrangement for the private-labeling of the MazorX System and Software Modules.

2.5.            Medtronic may appoint sub-dealers or sub-distributors and may advertise, promote, market, distribute, sell and otherwise commercialize the Products through such sub-dealers and sub-distributors within any Territory to the extent Medtronic has rights in any such Territory and on terms consistent with the terms of this Agreement.  Any contract or similar agreement entered into between Medtronic and a sub-dealer or sub-distributor shall include: (a) confidentiality and use restrictions that are no less restrictive than those set forth in this Agreement; and (b) intellectual property ownership provisions consistent with those set forth in this Agreement. Any breach by a sub-dealer or sub-distributor of its obligations shall be deemed to be a breach by Medtronic.

2.6.            Notwithstanding anything to the contrary in this Section 2, nothing in this Agreement shall limit or restrict Mazor from: (a) advertising, promoting, marketing, distributing, selling and otherwise commercializing Disposables; (b) performing all installations and warranty repairs for new systems, preventative maintenance, repairs and software upgrades/updates for the Products; or (c) modifying, manufacturing, distributing, selling, advertising, promoting, marketing or otherwise commercializing (i) the MazorX System or Software Modules for non-spinal applications or (ii) the Renaissance System in any Territory for any purposes, provided however that in the case of (c)(ii), [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

3.	MARKETING AND PROMOTION

3.1.            Medtronic Marketing Obligations.

(a)          Marketing Activities.  Medtronic will (i) advertise and promote and (ii) use commercially reasonable efforts to sell and otherwise create a demand for the Products in the Territory (“Marketing Activities”).  Mazor acknowledges that Medtronic does not guarantee that the Marketing Activities will successfully create demand for the Products or that the minimums set forth in Section 4.1 and Section 8.1 will be obtained as a result of Medtronic’s efforts.  The Marketing Activities shall include:

(i)               presenting and demonstrating the Products at least at the following industry conferences and trade shows: American Academy of Neurological Surgeons, Congress of Neurological Surgeons, North American Spine Society, and Scoliosis Research Society;

(ii)             showcasing, demonstrating and promoting the Products in product marketing suites located in Medtronic facilities in Memphis, TN, Louisville, CO and other facilities as deemed appropriate by Medtronic;

(iii)             educating Medtronic’s internal staff on the Products;

(iv)            developing and executing internal and external marketing campaigns for the Products;

(v)             producing and distributing brochures and testimonials suitable to effectively market the Products to surgeons and hospitals;

(vi)            promoting the Products through customary media channels, including Medtronic’s social media accounts and website;

(vii)           targeting potential customers; and

(viii)          committing a qualified team of employees to be responsible for overseeing and executing the marketing of the Products.

(b)          Sales and Marketing Plan.  Exhibit B sets forth Medtronic’s initial sales and marketing plan with respect to the Products (the “Medtronic Sales and Marketing Plan”).  Medtronic will (i) implement the Medtronic Sales and Marketing Plan promptly following execution of this Agreement, and throughout the Term in accordance with clause (ii), and (ii) cooperate with Mazor to update the Medtronic Sales and Marketing Plan throughout the Term taking into account Mazor’s feedback.  The Medtronic Sales and Medtronic Sales and Marketing Plan will include detailed descriptions of how Medtronic will meet its obligation to provide the Marketing Activities, as well as details about Medtronic’s sales team for the Products.  The Steering Committee will review the status of Medtronic’s marketing efforts under the Medtronic Sales and Marketing Plan and will discuss updates and deviations therefrom.  At intervals reasonably requested by Mazor, Medtronic shall provide Medtronic with (a) its potential customer pipeline, (b) all information relating to the sales of the Products in the Territory, and (c) feedback on the Products received from customers and potential customers.

(c)          Sales Incentive Plan.  [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

(d)          Promotional Materials.  Medtronic will use, and will only permit the Medtronic Sales Representatives to use, Promotional Materials approved by Mazor, and then only in accordance with this Agreement and the Training Materials.  To assist in the continuing improvement of the Promotional Materials, Medtronic will provide feedback on the Promotional Materials to the Steering Committee.  Medtronic will be responsible, at its sole cost, for producing, printing, and distributing the Promotional Materials in accordance with the Medtronic Sales and Marketing Plan.

(e)          Promotional Collaboration.  As further contemplated in Section 5 hereof, the Steering Committee will collaborate with respect to the Marketing Activities.

(f)          Compliance with Laws.  Medtronic will comply with all Applicable Laws relating to the execution of its obligations under this Agreement including, without limitation, with respect to the Marketing Activities.

(g)          Liability Cap.  Notwithstanding anything herein to the contrary, Medtronic may only be liable to Mazor for damages (which damages shall exclude, for the avoidance of doubt, incidental, consequential, special, general, proximate, indirect, punitive or exemplary damages, but may include (i) lost revenue and lost profits regardless of whether such are deemed consequential, indirect or other damages, and (ii) reasonable attorneys’ and litigation fees and expenses) resulting from any actual or claimed breach of Sections 3.1, 8.1 or 18.2(a)  to the extent that such damages have been awarded to Mazor pursuant to a final, non-appealable order of any court of competent jurisdiction or a final and binding arbitration order (“Distribution Damages”) and the maximum aggregate liability of Medtronic for all claims made by Mazor for any actual or claimed breaches of Sections 3.1, 8.1 or 18.2(a) relating to or arising from a given Distribution Year will not exceed an amount equal to $2,000,000 (the “Distribution Liability Cap”); provided, that reasonable attorneys’ and litigation fees and expenses actually incurred by Mazor in connection with any successful attempt by Mazor to recover Distribution Damages (including any of those awarded pursuant to Section 30.2) shall not count toward the Distribution Liability Cap.  Notwithstanding the foregoing, the Distribution Liability Cap shall not apply to Medtronic’s indemnification obligations pursuant to Section 25 or in connection with an intentional breach by Medtronic of Section 3.1, 8.1 or 18.2(a).

3.2.            Mazor Support.  Mazor will provide the following promotional support services:

(a)          Marketing Support Matters.  Without limiting Section 3.1, Mazor will be responsible for, at its own cost and expense, during the Lead Generation Period, the development of all promotional, non-promotional, training and educational materials relating to the Products (the “Promotional Materials”).  Mazor will also be responsible for:

(i)               Mazor’s and the Products’ websites;

(ii)              patient and market research and support;

(iii)             therapy awareness programs;

(iv)            ethics and compliance (but only with respect to its employees and materials);

(v)             adverse events and reporting;

(vi)            call centers/customer service and complaint handling;

(vii)           Product pricing; and

(viii)          Clinical support plans.

The Promotional Materials and other support shall be provided to Medtronic in the English language.  Medtronic shall be responsible for translating the materials into any other languages necessary to distribute them in the Territories.  Mazor will be responsible for assuring that no Promotional Materials violate any Applicable Laws at the time of the provision thereof to Medtronic and/or its Affiliates, and will indemnify Medtronic against any losses arising from Medtronic’s use or dissemination of the Promotional Materials in accordance with the Promotional Training and Promotional Materials as provided in Section 25 below.

(b)          Compliance with Laws.  Mazor will comply with all Applicable Laws relating to the execution of its obligations under this Agreement including, without limitation, with respect to the manufacture and supply of the Products, Promotional Training and Promotional Materials.

4.	LEAD GENERATION

4.1.            Generation of Qualified Leads.  During the U.S. Lead Generation Period, Medtronic will generate and provide to Mazor Qualified Leads in accordance with Applicable Laws and the terms and conditions of this Agreement and the Medtronic Sales and Marketing Plan (“Lead Generation Services”).  Mazor acknowledges that Medtronic does not guarantee the success of the Lead Generation Services or that the Lead Generation Milestone Amount will be obtained as a result of Medtronic’s efforts.  Medtronic will provide Mazor with a quarterly report detailing the Lead Generation Services.

4.2.            Support Services.  Except as expressly stated otherwise herein, Medtronic will provide all requisite management, oversight, facilities, equipment and administrative support necessary for the Medtronic Sales Representatives to perform the Lead Generation Services or Marketing Activities hereunder, including the following:

(a)          Management. Medtronic will be solely responsible for the management and discharge of, and shall manage and discharge, all employer obligations in connection with its employees who perform the Lead Generation Services or Marketing Activities (including all members of the Medtronic Sales Representatives, including all human resource issues, the fulfillment of employer obligations required by Applicable Laws, the payment of compensation, the remittance to the proper Governmental Authorities of all employee withholdings and employer contributions required by Applicable Laws or other requirements, the administration of health and benefits plans and other employee benefit plans in compliance with Applicable Laws, the oversight and management of any work performance issues, and all other day to day management and employment issues in connection with its employees who perform the Lead Generation Services and Marketing Activities.

(b)          Discipline.  Medtronic has sole authority to remove personnel from the Medtronic Sales Representatives involved in the provision of Lead Generation Services and Marketing Activities under this Agreement, and to comply with Medtronic policy regarding the treatment of employees.  Notwithstanding the foregoing, Medtronic will reasonably investigate any reports made by Mazor of any non-compliance with this Agreement by a Medtronic Sales Representative and Medtronic will apply such counseling, discipline, removal or termination of such individual as may be warranted in Medtronic’s reasonable judgment.

4.3.            Retained Rights.  Except as contemplated in this Agreement, during the Lead Generation Period within the Exclusive Lead Generation Territory, Mazor will retain all rights and responsibilities with respect to the Products including, without limitation, the following: pricing (including with respect to trade, quantity or other discounts) and terms of sale; research and development; manufacturing, labeling, packaging and distribution (including order processing and fulfillment, returns handling, and credits); all sales matters including order fulfillment; regulatory affairs; safety of the design of the Products; transparency obligations of Mazor under Applicable Laws (e.g., “Sunshine” Act); product policies and procedures; all intellectual property matters relating to the Products; all litigation and claims relating to the Products.  In addition to any assistance that Medtronic is required to provide to Mazor to meet its obligations under this Agreement, Medtronic will, at Mazor’s cost and expense, provide reasonable assistance to Mazor in support of each of these areas upon reasonable written request.

4.4.            Lead Generation Fees and Payment Terms.

(a)          Lead Generation Fees.  During Lead Generation Period, with respect to each sale of a MazorX System resulting from a Qualified Lead, Mazor will pay to Medtronic a fee (a “Lead Generation Fee”) equal to the greater of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] and (ii) an amount equal to twenty-five percent (25%) of the Net Sales received by such sale; provided, that no Lead Generation Fee shall be payable with respect to any Demo Units or any Initial Placed Unit even if such unit is sold to a customer.  Notwithstanding the above, Lead Generation Fees with respect to Upgrades will be 25% of the actual Net Sales price.  [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

(b)          Reports.  Mazor will prepare a report each month during the Lead Generation Period (a “Monthly Lead Generation Report”) detailing, with respect to such month (i) the date of each sale of a MazorX System, (ii) each customer to whom a MazorX System was sold, (iii) the Net Sales price of each MazorX System sold and (iv) the aggregate Net Sales resulting from Qualified Leads during the applicable month.  Each Monthly Lead Generation Report will be based on data reported by Mazor or a third party data source and will be delivered to Medtronic within fifteen (15) days after the end of each month.

(c)          Payment.  Mazor will pay Medtronic the Lead Generation Fee applicable to Net Sales included in a Monthly Lead Generation Report no later than thirty (30) days following the actual collection of the gross revenue received as a result of the sale of the Products to which such Net Sales relate, but in any event no later than one hundred twenty (120) days following the installation of such Products.

(d)          Net Sales. Each of Mazor and Medtronic will maintain complete and accurate records of and supporting documentation relating to the Lead Generation Services.

4.5.            Mazor’s sole remedy for any actual or claimed breach by Medtronic of this Section 4 shall be termination in accordance with Sections 18.3 and 18.6, as applicable.

5.	GOVERNANCE.

5.1.            Steering Committee.  Medtronic and Mazor will establish a Steering Committee (the “Steering Committee”) to oversee all matters relating to this Agreement, including the performance of the Marketing Activities and Lead Generation Services and to discuss and make decisions regarding strategic and tactical matters and opportunities during the Term.  The Steering Committee will be composed of an equal number of representatives of Medtronic and Mazor.  Advice delivered by a Party through the Steering Committee will be advisory only and not binding on the other Party absent the agreement of both Parties hereto.

(a)          Meetings.  Throughout the Term, the Steering Committee will meet monthly by video or telephone conference, or as otherwise agreed by the Steering Committee.  The Steering Committee will meet in person on a quarterly basis, or as otherwise agreed by the Steering Committee, and such meetings will be held on an alternating basis between a place designated by Mazor and a place designated by Medtronic, unless otherwise agreed by the Parties.  Each of Medtronic and Mazor will be responsible for its own expenses relating to such meetings.  As appropriate, other employee representatives of the Parties may attend Steering Committee meetings as non-voting participants, but no third party personnel may attend unless otherwise agreed by the Parties.  Each of Medtronic and Mazor may also call for special meetings of the Steering Committee as reasonably required to resolve particular matters identified by such Party, subject to the availability of the other members of the Steering Committee.

(b)          Decision-Making.  The Steering Committee will make decisions by consensus.  Any deadlock of Steering Committee members will be escalated to the Executive Sponsors for resolution.

(c)          No Authority to Modify Agreement.  Notwithstanding anything in this Agreement to the contrary, the Steering Committee will have no authority to amend or waive compliance with any of the provisions of this Agreement, or to approve actions of the Parties that are in violation of or inconsistent with this Agreement.  Any such amendments, waivers or actions will only be effected and implemented in accordance with Section 30.9 of this Agreement.

(d)          Establishment of Subcommittees.  The Steering Committee shall have the right to establish subcommittees or working teams with respect to issues within its area of responsibility as it sees fit, including at Territory and regional levels.

5.2.          Executive Sponsors.  Promptly after the Effective Date, each of Medtronic and Mazor will appoint a single person (each, an “Executive Sponsor”) who will oversee the activities of the Steering Committee, attempt to resolve issues referred to them by the Steering Committee, and perform such other functions as they may determine from time to time.  Issues which cannot be resolved by the Executive Sponsors will be resolved in accordance with Section 30.2 of this Agreement.  The Executive Sponsors shall meet (which may be in person or by videoconference or by telephone) on an as-needed basis for these purposes as agreed by the Executive Sponsors at such times and places as they shall determine.  Each Party shall have one (1) Executive Sponsor. The provisions of Section 5.1 regarding the Steering Committee shall also apply with the same force and effect with respect to the Executive Sponsors.

6.	INITIAL SYSTEM PURCHASE

Upon the execution of this Agreement, Medtronic agrees to submit a binding purchase order to purchase fifteen (15) MazorX Systems (the “Initial System Purchase”).  Five (5) of such MazorX Systems (the “Demo Units”) will be delivered to Medtronic prior to August 30, 2016 and will be sold to Medtronic for a price of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] per Demo Unit.  The remaining MazorX Systems (the “Initial Placed Units”), eight (8) of which will be delivered by Mazor prior to September 30, 2016 and two (2) of which will be delivered by Mazor prior to October 14, 2016, will be sold to Medtronic for a price of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] per Initial Placed Unit.  Medtronic will utilize the Initial Placed Units to generate clinical experience prior to the commencement of the Distribution Period and will offer such Initial Placed Units to customers for sale at a minimum price of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] per Initial Placed Unit.  Mazor will deliver each Initial Placed Units that is sold prior to its respective delivery date directly to the purchaser of such Initial Placed Units provided that in the event that Medtronic does not sell any Initial Placed Unit by the scheduled delivery date, Medtronic shall accept delivery of such unit(s) on the scheduled delivery date and title to the unsold Initial Placed Unit(s) shall be transferred to Medtronic.

7.	EMPLOYEE MATTERS

7.1.            [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

7.2.            Except as required of Medtronic by Section 7.1, during the Term, and for a period of one (1) year thereafter, each Party and Medtronic Parent shall not solicit for employment or the provision of services, or hire for employment or the provision of services, personnel of the other Party or its Affiliates. The foregoing restriction shall not restrict the right of either Party or Medtronic Parent to solicit or recruit generally in the media, and shall not prohibit either Party or Medtronic Parent from hiring an employee of the other Party who answers any advertisement or who otherwise voluntarily applies for employment or contacts the other Party or Medtronic Parent, without having been initially personally contacted, solicited or recruited by the hiring Party or Medtronic Parent.

8.	DISTRIBUTION

8.1.            During each Distribution Year, Medtronic shall use commercially reasonable efforts to sell the number of MazorX Systems that is equal to or greater than the Minimum Sales Amount applicable to such Distribution Year.  Mazor acknowledges that Medtronic does not guarantee that the Marketing Activities or its other services under this Agreement will result in sales of the Products that are equal to or in excess of the Minimum Sales Amounts as contemplated by this Section 8.1.

8.2.            Medtronic’s orders for Products from Mazor shall be made by written purchase order. Mazor shall ship the ordered Products in accordance with the schedule and shipping instructions specified by Medtronic.  Upon shipment, Mazor shall promptly invoice Medtronic.

8.3.            Mazor shall package and label Products in accordance with mutually agreed specifications and good commercial practices for capital and, as applicable, sterile, medical devices, and in a manner sufficient to withstand the rigors of transportation. Packaging shall be appropriately validated in accordance with industry standards.

8.4.            Prices for the Products ordered by Medtronic from Mazor shall be at the prices set forth in Exhibit A to this Agreement; provided, however, that the aggregate price of Products ordered by Medtronic from Mazor in Distribution Year 1 shall by reduced by an amount equal to fifty percent (50%) of the Lead Generation Cure Payment Amount, if any, paid by Medtronic to Mazor.  Unless otherwise agreed to in writing, prices shall be deemed to include packing and crating expenses, but exclude (except as otherwise set forth in Section 8.5) shipping and taxes (including without limitation, all excise, tariffs, import duties, and VAT).  Except with respect to the Initial System Purchase, Mazor agrees to ship only those quantities specified in purchase orders and Medtronic may return Products in excess of specified quantities to Mazor at Mazor’s risk and expense.

8.5.            The Parties acknowledge that some Products may be shipped to and inventoried at Medtronic and some Product may be shipped directly to customer sites.  For Product shipped to and inventoried at Medtronic, shipping will be Ex Works from Mazor’s distribution center in Chicago, IL, USA.  Title and risk of loss will pass at that point.  For Product shipped directly to customer sites in the United States, Products will be shipped from Mazor’s distribution center in Chicago, IL, USA, at Medtronic’s expense (for clarity, with Medtronic to cover costs of shipping Product from the Mazor Chicago distribution center to the customer site only) and in each case, shipments shall be FOB customer site, so that title and risk of loss will pass from Mazor directly to customer at the customer site upon installation of the Products by Mazor.  For Product shipped directly to customer sites outside of the United States, Products will be shipped from Mazor’s distribution center in Israel, at Medtronic’s expense (for clarity, with Medtronic to cover costs of shipping from the Mazor Israel facility to the customer site only) and in each case, shipments shall be FOB customer site, so that title and risk of loss will pass from Mazor directly to customer at the customer site upon installation of the Products by Mazor. Mazor shall provide Medtronic electronic notice of each Product shipment on the shipment/delivery date.

8.6.            All amounts due to Mazor shall be payable in United States Dollars net forty-five (45) days from Medtronic’s receipt of Mazor’s invoice.

8.7.            Forecasts.  Prior to the last Business Day in each calendar quarter, Medtronic shall deliver to Mazor a monthly forecast of Products to be purchased during the subsequent nine (9)-month period, together with the requested quantities and the requested delivery date(s) for each of the nine (9) months thereof.  Each monthly forecast provided will constitute a non-binding forecast of Medtronic’s projected requirements for the Products.

8.8.            Inventory Purchases.  Based on the Forecasts, Mazor shall purchase, on a rolling basis, components and raw materials as necessary to manufacture Medtronic’s forecasted quantity of Products based on any applicable lead times and efficient order quantities (“Inventory”).

8.9.            Purchase Orders.  Mazor will use its best efforts to fulfill orders within ninety (90) days of placement of the relevant purchase order (“Purchase Order”).

8.10.          Rejection of Products.  With respect to any Product shipped to and inventoried at Medtronic, Medtronic shall have the right, within fifteen (15) Business Days from receipt, to reject any Product that does not meet the specifications or any Applicable Laws or regulations or that is otherwise defective.  With respect to any Product shipped directly to customer sites, Medtronic shall have the right, until the completion of installation, to reject any Product that does not meet the specifications or any Applicable Laws or regulations or that is otherwise defective.  Any such rejection shall be accomplished by a notice from Medtronic identifying and specifying, in reasonable detail, the Product rejected and the reasons for rejection.  Any Product rejected by Medtronic shall be made available, on reasonable notice and during normal business hours, for inspection by Mazor or its representatives in a manner consistent with Mazor’s return authorization procedures established from time to time and as previously communicated to Medtronic.  Mazor will replace any rightfully rejected, unused Product free of charge and will indemnify Medtronic for reasonable direct out-of-pocket expenses (including freight and customs clearance, if any) incurred by Medtronic in connection with (a) shipment of replacement Product to the same location and (b) shipment of the nonconforming Product back to Mazor (if so requested by Mazor and then pursuant to Mazor’s return authorization approval procedures) Mazor will cooperate with Medtronic in working to close of Medtronic CAPA tasks associated with any nonconforming Product.  In the event of a rejection or return of defective Product, Mazor shall promptly notify Medtronic of such rejection or return, as the case may be, ship replacement Product within seven (7) days of its receipt of the rejected Product and consult with Medtronic regarding the necessary analysis to be performed by Mazor.  Mazor shall also be responsible for analyzing material, investigating its own processes, and reporting results to Medtronic within a reasonable period (e.g., 30 Business Days).  In no event will Mazor be responsible for paying Medtronic any indirect or consequential damages arising out of or related to any rejection of a Product pursuant to this Section 8.10.

8.11.          Distribution Period Non-Exclusive Territory.  At the commencement of the Distribution Period, the Steering Committee will develop a plan to initiate global sales of the Products by reviewing the distributor territories where termination of an existing distributor of the Products may be required, and the Parties will mutually agree on termination plans (other than with respect to Medtronic).  If the Parties agree to terminate any distributor of the Products, each Party will each pay one-half of any termination fee necessary to effect such termination.  Notwithstanding the foregoing, Mazor shall have the right to distribute the Renaissance System or any other product or service other than the Products with its existing or new distributors.  Exhibit E lists Mazor’s exclusive distributors as of the Effective Date.

8.12.          Unutilized Distribution Territory.  At any time during the Distribution Period, Mazor may request that Medtronic relinquish the exclusive distribution rights it may have pursuant to this agreement with respect to a Territory, or any portion thereof, in which Medtronic is not actively selling Products at such time, which request may not be unreasonably rejected by Medtronic.

8.13.          Exclusive Territories.  In the event that any Product is sold or distributed by Mazor or any other party (other than Medtronic or its representative) in an Exclusive Territory, except as otherwise permitted by this Agreement, Medtronic will have the right to deem such sale as a sale made by Medtronic for which Mazor shall pay Medtronic the sales revenue received by Mazor less the transfer price defined in Exhibit A on such sale and which sale shall count as a sale by Medtronic for purposes of this Agreement, including for purposes of Sections 17 and 18.4.

9.	TRAINING

9.1.            During Lead Generation Period.

  (a)          Mazor will provide training (“Training”) to approximately three hundred (300) to four hundred (400) surgeons and fifty (50) to one hundred and fifty (150) Medtronic Sales Representatives and clinical personnel at its United States bioskills cadaver lab during the Lead Generation Period and will develop the capacity to accommodate such number of surgeons and Medtronic Sales Representatives and clinical personnel, and Mazor will be responsible for the logistics (e.g., arranging air travel, booking accommodations, making transfers, and operating the bioskills labs, surgery observations and surgery videos) relating to such Training sessions; provided, however, that Medtronic will be responsible for arranging air travel and booking accommodations for the Medtronic Sales Representatives and clinical personnel.  Each of Medtronic and Mazor will pay one half (1/2) of all of the training costs set forth on Exhibit C hereto relating to surgeon Training. Medtronic shall pay the full amount of the training costs set forth on Exhibit C hereto related to Training for Medtronic Sales Representatives and clinical personnel.

  (b)          Mazor will facilitate a European bioskills cadaver lab available to Medtronic Sales Representatives and customers up to six (6) times during the Lead Generation Period.  Medtronic will reimburse Mazor for all reasonable, documented costs and expenses associated with such Training sessions.

  (c)          Medtronic will provide up to two (2) training sessions, each of which will accommodate up to forty (40) people, to Mazor’s sales and clinical teams on the use of Medtronic Spinal Constructs as determined by the Steering Committee.

9.2.            During Distribution Period.  Following the commencement of the Distribution Period, and periodically thereafter, as agreed by the Steering Committee, the Steering Committee will meet to develop an estimate as to how many surgeons, Medtronic Sales Representatives and clinical personnel that will require Training at Mazor’s United States and European bioskills cadaver labs or, at Medtronic’s election, at Medtronic’s labs, and to plan Training sessions for such surgeons, Medtronic Sales Representatives and clinical personnel.  Mazor will be responsible for the logistics relating to such Training sessions and Medtronic will reimburse Mazor for all reasonable, documented costs and expenses associated with such Training sessions.

9.3.            Instruments and Implants.  Medtronic will provide a reasonable quantity and quality of the instruments and implants required to be utilized in the Training sessions contemplated by Sections 9.1 and 9.2 at no cost to Mazor.

10.	CASE COVERAGE

10.1.          Lead Generation Period.  During the Lead Generation Period, Mazor will be responsible for case coverage with respect to users of the MazorX System in the Exclusive Lead Generation Territory and Medtronic will be responsible for case coverage with respect to users of the MazorX System in the Non-Exclusive Lead Generation Territory.

10.2.          Distribution Period.  During the Distribution Period (a) Medtronic will be responsible, at no charge to Mazor, for case coverage with respect to users of the MazorX System in connection with those spinal procedures in which a Medtronic Spinal Construct is used and (b) Medtronic will be responsible for “end-to-end case coverage,” consisting of pre-operative planning, system set-up in the operating room, system operation during surgery and system tear-down following surgery, in up to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] spinal procedures in which a spinal construct other than a Medtronic Spinal Construct is used, for each MazorX System that is sold by Medtronic during the Distribution Period; provided, however, that following such [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] spinal procedures in which Medtronic provides “end-to-end case coverage” at no additional charge, Medtronic shall, if requested by the applicable customer, provide “on-call coverage,” consisting of being present in the operating room during surgery upon reasonable notice by the customer at a cost of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] to Mazor (but no additional charge to the customer) or, if requested by the applicable customer, provide “end-to-end case coverage” at no additional charge to Mazor.

11.	IMPLANT FEE

Throughout the Term, Medtronic agrees to pay Mazor a fee (an “Implant Fee”) of (a) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] for each single level case in which the MazorX System is utilized and Medtronic Spinal Constructs are implanted, (b) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] for each two level case or three level case in which the MazorX System is utilized and Medtronic Spinal Constructs are implanted and (c) [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] for each four level case and above in which the MazorX System is utilized and Medtronic Spinal Constructs are implanted; provided, however, that no Implant Fee shall be payable with respect to any case utilizing an Initial Placed Unit; provided, further, that during any period throughout the Term during which at least five (5) MazorX Systems have been on backorder for at least two (2) months, Medtronic will have no obligation to pay Implant Fees with respect to cases in which Medtronic Spinal Constructs are used until such time as there shall be no MazorX Systems on backorder.  Medtronic will pay Mazor each Implant Fee within thirty (30) days following the collection of payment for the Medtronic Spinal Construct used in the surgery, but in any event no later than ninety (90) days following such surgery.

12.	DISPOSABLES

Mazor will, on a timely basis, fill Medtronic customer orders for Disposables at prices that are no greater than Mazor’s listed prices for such Disposables at the time of such orders.  Medtronic shall have no obligation or liability for delivery of Disposables.

13.	PAYMENT TERMS

13.1.          No Right of Set Off.  Each Party expressly waives any right to set-off against any amounts due to it under this Agreement.

13.2.          Late Fees.  In the event that either Party fails to make a payment of any amounts when due in accordance with this Agreement, such Party will pay a late fee, calculated at the amount of the late payment multiplied by the lesser of one percent (1%) per month or the maximum amount permissible under Applicable Law, for each day between day such amounts were due and the day payment is made.

13.3.          Accounting.  Each Party will maintain complete and accurate records of and supporting documentation relating to any amounts owed to such Party under this Agreement.

13.4.          Account Details.  Unless otherwise notified in writing by a Party at least fifteen (15) calendar days before any payment required hereunder, the payment method for the settlement of all payments hereunder will be by wire transfer of immediately available funds to the following bank accounts, and each Party will send the other Party details of any wire transfer at least five (5) days prior to the execution of such wire transfer:

  Payments to Medtronic:

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

  Payments to Mazor:

  Mazor to provide after the Effective Date.

14.	SERVICE

14.1.          By Mazor.

(a)          For all MazorX Systems, Mazor shall provide the full one (1) year product warranty as described in Section 15.1 below; after such warranty period, service agreements shall be made available to customers.   Mazor shall be responsible for marketing, promoting and selling service agreements to customers for warranties that expire during the Lead Generation Period.

(b)          Mazor shall be responsible for providing all necessary service and maintenance for the MazorX Systems including, without limitation, all installations and warranty repairs for new systems, preventative maintenance, repairs and software upgrades/updates, phone and email support, returns, field corrective actions, service tools and calibrations, and spare parts processing and shipping for (i) MazorX Systems during the warranty period and (ii) for MazorX Systems after the warranty period for customers under active service agreements.

(c)          Mazor shall ensure phone support capability to an average answer time of 60 seconds between core hours of 8:00 a.m. Eastern Time to 5:00 p.m. Western Time, Monday through Friday, and with twenty-four (24) hour on-call support for patient-on-the-table emergencies.

(d)          Throughout the Distribution Period, Mazor shall ensure:

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

14.2.          By Medtronic.

(a)          Medtronic shall be responsible for responding directly to requests for support from end users and directing such end users to Mazor.  Medtronic shall have no responsibility for, nor shall Medtronic incur any costs for, providing any service or maintenance including without limitation, preventative maintenance, repairs, and software upgrades/updates on behalf of customers or Mazor.

(b)          With the exception of service agreements sold by Mazor pursuant to Section 14.1(a) above, Medtronic may sell renewal service agreements for the MazorX System at the pricing provided in Mazor’s then-current services price list.  For each such renewal service agreement sold by Medtronic, Medtronic shall pay to Mazor an amount equal to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of the amount received by Medtronic.

15.	PRODUCT WARRANTIES

15.1.          Mazor hereby represents and warrants to, and covenants with, Medtronic as follows:

(a)          Product Warranty.  The Products have been and shall be designed, manufactured, labeled, packaged and sold by Mazor in a manner consistent with good commercial practice and regulations and guidelines of the U.S. Food and Drug Administration for such medical devices, free from defects in material and workmanship, and shall conform to all Applicable Laws and regulations in the Territory relating to medical devices and to the Product’s published specifications and all other applicable manufacturing and Quality System certification requirements, including but not limited to the obligations set forth in Exhibits A and D hereto.  To the knowledge of Mazor, the Products do not infringe upon or misappropriate in any respect any patent, trademark, copyright or any trade secret or other proprietary right of any Person.  The Products shall, for a period of 12 months from installation by Mazor, be free from material defects in material and workmanship and remain in good working order, and function properly and in conformity with the terms of this Agreement and with published specifications and Documentation.  Mazor shall, at the request of Medtronic, its customer or end-user, promptly repair or replace at its sole cost and expense any Product found to be defective (in accordance with the above) within the applicable warranty period.  Mazor further represents and warrants to Medtronic that Mazor’s manufacturing and quality system has been certified to be in compliance with the requirements set forth by the ISO 13485 Standard: Medical Devices – Quality Management Systems – Requirements for Regulatory Purposes. The parties acknowledge that certain issues commonly associated with the introduction of new technology (e.g. instability of mechanical parts, software bugs, issues associated with rigidity, and ergonomics) may occur but that such issues are covered under the warranties provided by Mazor in Sections 15.1(a) and (b).

(b)          Software Warranties.  The Software Modules and the software components of the Products shall: (i) operate in accordance with and otherwise conform to the applicable Product specifications and Documentation; and (ii) be free of viruses, malware, malicious code, time bombs, Trojan horses, back doors, drop dead devices, worms, self-replicating or other code of any kind that may alter, destroy, inhibit, disable, or disable or discontinue effective use of the Products; and (iii) not infringe upon or misappropriate in any respect any patent, trademark, copyright or any trade secret or other proprietary right of any Person.  In addition, the Software Customizations shall be of free of viruses, malware, malicious code, time bombs, Trojan horses, back doors, drop dead devices, worms, self-replicating or other code of any kind that may alter, destroy, inhibit, disable, or disable or discontinue effective use of the Products.

(c)          Medtronic may pass the above warranties from Mazor to its customers and to end-users.  In the event that any Products supplied by Mazor hereunder provided to customers by Mazor do not meet the warranties contained in this Agreement, in addition to all other remedies available hereunder and at law or equity, Mazor shall provide at no charge replacement Products and/or the necessary repairs and/or services required to attain the levels or standards set forth in said warranties.

16.	RELATIONSHIP

The relationship between Mazor and Medtronic is that of independent contractors.  Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, or principal-agent relationship between the Parties; and neither Party by virtue of this Agreement shall have any right, power or authority, express or implied, to act on behalf of or enter into any undertaking binding the other Party.  Mazor and Medtronic shall each refrain from any such representations.  All costs of each Party’s operations, including but not limited to salaries, wages, taxes (corporate, service, employment, franchise, etc.) and employee benefits of each Party and its employees shall be paid solely by such Party, and the other Party hereto shall have no liability or responsibility therefore.

17.	TERM AND RENEWAL

Subject to earlier termination as provided in Section 18 hereof, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until the final day of Distribution Year 4 (the “Term”); provided, however, that the Term shall automatically be renewed for an additional three (3)-year period (“Renewal Term”) if during Distribution Year 4 (a) Medtronic shall have sold a number of MazorX Systems that is greater than the Distribution Year 4 Sales Amount or (b) Medtronic shall have sold a number of MazorX Systems that is greater than the Sales Cure Amount applicable to Distribution Year 4 and, prior to the end of Distribution Year 4, either (i) made payment to Mazor of the Sales Cure Payment Amount applicable to Distribution Year 4 or (ii) purchased for its own account that number of MazorX Systems by which the Minimum Sales Amount applicable to Distribution Year 4 exceeds the number of MazorX Systems sold by Medtronic during Distribution Year 4; provided, further, that at any time, this Agreement may be extended by the mutual written agreement of the Parties.  At the commencement of the Renewal Term, if any, the Parties shall negotiate in good faith with respect to the prices for the Products and any other terms.

18.	TERMINATION

18.1.          Medtronic may terminate this Agreement in its sole discretion by delivering written notice to Mazor within thirty (30) days following the end of the U.S. Lead Generation Period.

18.2.          Medtronic may terminate this Agreement at any time after the twenty-four (24)-month anniversary of the commencement of the Distribution Period upon twelve (12) months’ written notice (a “Medtronic Discretionary Termination Notice”) to Mazor (i.e., termination cannot be effective until at least thirty-six (36) months after the commencement of the Distribution Period); provided, however, that following delivery by Medtronic of a Medtronic Discretionary Termination Notice:

(a)          Medtronic will use commercially reasonable efforts to sell the Products during the twelve (12) months following delivery by Medtronic of the Medtronic Discretionary Termination Notice that are substantially equivalent to the efforts used by Medtronic during the twelve (12) months prior to delivery by Medtronic of the Medtronic Discretionary Termination Notice and will not make any material changes to the compensation plans of the Medtronic Sales Representatives responsible for selling the Products; provided, that Mazor’s sole remedy for any actual or claimed breach by Medtronic of this Section 18.2(a) shall be termination in accordance with Sections 18.4 and 18.6, as applicable;

(b)          Medtronic’s exclusive right to distribute the Products in the Exclusive Territories will automatically, upon delivery by Medtronic of the Medtronic Discretionary Termination Notice, become non-exclusive, and Mazor will thereafter have the right to sign sales, marketing and distribution agreements with Persons other than Medtronic;

(c)          Medtronic’s obligation to pay Implant Fees shall remain in effect throughout the twelve (12) months following delivery by Medtronic of the Medtronic Discretionary Termination Notice; and

(d)          Notwithstanding anything herein to the contrary, Mazor will have the right to solicit for employment any employee of Medtronic that is a former employee of Mazor.

18.3.          Mazor may terminate this Agreement by delivering written notice to Medtronic (i) at any time within thirty (30) days following the end of the U.S. Lead Generation Period if, as of the end of the U.S. Lead Generation Period, Medtronic shall not have generated Qualified Leads totaling an amount that is equal to or greater than the Lead Generation Cure Amount, or (ii) at any time within thirty (30) days following the end of the Lead Generation Period if as of the end of the U.S. Lead Generation Period, Medtronic shall not have generated Qualified Leads totaling an amount that is equal to or greater than the Lead Generation Milestone Amount, unless (a) as of the end of the U.S. Lead Generation Period, Medtronic shall have generated Qualified Leads totaling an amount that is equal to or greater than the Lead Generation Cure Amount and shall have, prior to the end of the Lead Generation Period, made payment to Mazor of the Lead Generation Cure Payment Amount or (b) Mazor shall have sold at least [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] during the Lead Generation Period.  For the avoidance of doubt, Upgrades shall be counted as sales for purposes of this Section 18.3.

18.4.          Mazor may terminate this Agreement by delivering written notice within thirty (30) days following the end of a Distribution Year if, during such Distribution Year, Medtronic shall not have sold a number of MazorX Systems in such Distribution Year that is equal to or greater than the Minimum Sales Amount applicable to such Distribution Year, unless during such Distribution Year, Medtronic shall have sold that number of MazorX Systems in such Distribution Year that is at least eighty percent (80%) of the Minimum Sales Amount applicable to such Distribution Year (the “Sales Cure Amount”) and, within ten (10) Business Days following the end of such Distribution Year, either (i) made payment to Mazor of that portion of the Sales Cure Payment Amount applicable to such Distribution Year that is payable at such time if Medtronic elects to pay the Sales Cure Payment Amount or (ii) delivered a firm purchase order for that number of MazorX Systems by which the Minimum Sales Amount applicable to such Distribution Year exceeds the number of MazorX Systems sold by Medtronic during such Distribution Year (such purchase, a “Distribution Continuation System Purchase”); provided, however, that the MazorX Systems purchased by Medtronic in connection with such Distribution Continuation System Purchase shall not count as sales in subsequent Distribution Years, or alternatively, Mazor may, in lieu of terminating this Agreement pursuant to this Section 18.4 and upon delivery of written notice within the thirty (30)-day period described above, convert all Territories that are Exclusive Territories at the time of the delivery of such notice to Non-Exclusive Territories.

18.5.          Mazor may terminate this Agreement by delivering written notice within thirty (30) days of the consummation of a Change of Control of Mazor or Medtronic.

18.6.          Each Party shall have the right to terminate this Agreement if the other Party is in uncured material breach of any term or condition herein; provided, with respect to Mazor, a breach of the following sections of this Agreement shall not be considered a “material breach” giving rise to the right to terminate this Agreement: Sections 4.4(d), 6 (provided, however, that notwithstanding the foregoing, the failure by Mazor to deliver all or any portion of the Initial System Purchase prior to December 31, 2016 shall be considered a “material breach” giving rise to the right to terminate this Agreement), 8.8, 8.9, 8.10 and 12.  A Party that materially breaches this Agreement shall be given written notice of such breach by the other Party and shall have the opportunity to take remedial action within a period of thirty (30) days or other longer period defined in such notice.  If the breaching Party fails to remedy the breach within such thirty (30) day or other longer defined period, the other Party shall have the right to terminate this Agreement upon ten (10) days written notice to the breaching Party.

18.7.          If either Party becomes insolvent or files, or has filed against it, any petition under any bankruptcy or insolvency law or similar law which is not dismissed or stayed within sixty (60) days, is adjudged bankrupt or insolvent or the like, makes or attempts to make an assignment for the benefit of creditors or the like, or a trustee in bankruptcy or a receiver is appointed for either Party, the other Party shall have the right to immediately terminate this Agreement.

19.	EFFECT OF TERMINATION

19.1.          Any expiration or termination of this Agreement shall not alter the rights, duties and obligations of the Parties for any purchase orders placed by Medtronic, or amounts due, prior to the date of such expiration or termination, nor shall it affect the rights of end-users of the Products to continue using the Products.

19.2.          Following termination or expiration of this Agreement for any reason, then, in addition to any other rights and remedies available at law, in equity or otherwise, Medtronic may, at its option, sell its inventory of Products within the Territory.

19.3.          Within thirty (30) days of termination or expiration of this Agreement, Medtronic shall deliver to Mazor (i) any Qualified Leads not previously delivered to Mazor and (ii) a list (including contact information) of all customers that purchased Products from Medtronic during the Term.  Following termination or expiration of this Agreement, Medtronic shall, at Mazor’s sole cost and expense, cooperate with Mazor as reasonably requested with respect to (a) the completion of any in progress regulatory approvals and (b) the transfer to Mazor of any regulatory approvals held or maintained by Medtronic.

19.4.          Notwithstanding the termination or expiration of this Agreement, it is acknowledged and agreed that those rights and obligations which, by their nature, are intended to survive such expiration or termination shall survive, including Sections 1, 3.1(g), 4.4, 4.5, 7.2, 8.6, 11, 13, 14.1(a), 14.1(b), 15, 18.2(a), 19, 22.3, the last sentence of each of Section 22.4(a) and Section 22.4(b), and Sections 22.5, 24(f), 25, 26, 27, 29 and 30.

20.	QUALITY AND REGULATORY MATTERS

20.1.          Product Modifications.  Mazor reserves the right to control all decisions relating to the functionality and engineering of the Products and to discontinue or modify the Products and their specifications subject however to Mazor’s obligations in Section D.2.7 (Document Controls and Changes) of the Quality Agreement.

20.2.          Mazor will be responsible for obtaining and maintaining (i) all necessary FDA Regulatory Approvals required in the United States and (ii) CE marking (commencing on a date determined by Mazor in 2017).  Medtronic will be responsible for obtaining and maintaining all other Regulatory Approvals that may from time to time be required by Applicable Law, including those required throughout Europe; except to the extent Applicable Law requires Mazor as manufacturer to be responsible for such Regulatory Approval.  Mazor and Medtronic will use commercially reasonable efforts to obtain and maintain all necessary Regulatory Approvals in all additional jurisdictions within any Territory; provided, that in those countries where Mazor will hold the regulatory approval certificate in its name, Mazor will take the lead in obtaining regulatory clearance and Medtronic will provide reasonable assistance to Mazor.  In those countries where Medtronic will hold the regulatory approval certificate in its name, Medtronic will take the lead in obtaining regulatory clearance and Mazor will provide reasonable assistance to Medtronic.  In any case, Mazor will provide, free of charge, samples of Disposables, data and investigation reports and all other documentation that it possesses to the extent that they are required by Applicable Law and will facilitate registration throughout the Territory.  [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

20.3.          The quality assurance and regulatory provisions relating to the Products are in the Quality Agreement set out in Exhibit D.

21.	DEVELOPMENT PROJECTS

21.1.          The parties will conduct certain development activities during the Term in accordance with the following short and long-term development plans.

(a)             [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

(b)             [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], Medtronic will deliver to Mazor a development plan detailing the scope of such project within one-hundred and eighty (180) days from the Effective Date of this Agreement.  All such development work will be performed by Mazor at Medtronic’s sole expense, with such Development Expenses to be reimbursed to Mazor, and Medtronic will cooperate and support such development activities.

(c)              Medtronic recognizes the long-term nature of the Agreement and it is Medtronic’s intention to work exclusively with Mazor to develop future generations of the spinal robotics platforms during the Term and any non-competition period pursuant to Section 27.

22.	INTELLECTUAL PROPERTY

22.1.          Medtronic Intellectual Property.  As between the Parties, Medtronic owns all right, title and interest throughout the world in and to any Medtronic Background IP, any Medtronic Development IP and Medtronic’s Confidential Information and Mazor acknowledges that under this Agreement, Mazor shall acquire no right, title, or interest in or to any of the foregoing, or any other intellectual property rights that are owned or controlled by Medtronic, by implication, estoppel or otherwise.

22.2.          Mazor Intellectual Property.  As between the Parties, Mazor owns all right, title and interest throughout the world in and to any Mazor Background IP, any Mazor Development IP and Mazor’s Confidential Information, and Medtronic acknowledges that under this Agreement, Medtronic shall acquire no right, title, or interest in or to any of the foregoing, or any other intellectual property rights that are owned or controlled by Mazor, by implication, estoppel or otherwise.

22.3.          Joint Development.  Mazor and Medtronic shall jointly own all right, title and interest, including all intellectual property rights, in and to any Joint Invention. Unless otherwise specified in this Agreement, or by law, each of the Parties, as owners of a joint and undivided interest in the Joint Invention, shall have the right to fully exploit (including by way of sublicense and sale of such ownership rights) such Joint Invention, and all intellectual property rights thereto without an accounting or obligation to the other Party and for the avoidance of doubt, unless otherwise specified in this Agreement or by law, nothing in this Agreement shall limit either party’s rights to use Joint Inventions during or after the Term of this Agreement.    For the avoidance of doubt, a Joint Invention that is a part of a Hardware Customization shall still be considered a Joint Invention.

22.4.          Licenses.

(a)          Mazor hereby grants to Medtronic a non-exclusive, nontransferable, royalty-free license in the Territory to use Mazor Background IP, Mazor Development IP, Software Modules and Software Customizations during the Term of the Agreement in connection with Products supplied by Mazor and in accordance with this Agreement in connection with advertising, promoting, marketing, distributing and selling the Products and complying with its regulatory requirements hereunder.  Without limitation, Medtronic may (i) (a) use, reproduce, distribute and translate, and (b) modify and otherwise create derivative works of the Promotional Materials as approved by Mazor or the Steering Committee in furtherance of Medtronic’s marketing activities under this Agreement, and (ii) use and reproduce Mazor trademarks associated with the Products in accordance with any written trademark usage guidelines as provided by Mazor.    Medtronic acknowledges and agrees that the use of any Mazor trademarks in connection with this Agreement shall not create any right, title or interest, in or to the use of the trademarks and that all such use and goodwill associated with the Mazor trademarks will inure to the sole benefit of Mazor.  The licenses in this subsection 22.4(a) shall (x) during the Lead Generation Period, be non-exclusive to Medtronic; and (y) during the Distribution Period with respect to the MazorX and the Software Modules, be exclusive to Medtronic in the Exclusive Territory and non-exclusive to Medtronic in the Non-Exclusive Territory.  In the event that Medtronic or any of its sub-dealers or sub-distributors obtains any registrations for or common law rights to Mazor’s trademarks or other designations of source or origin of Mazor, Medtronic shall assign, or take any action necessary, to cause such sub-dealer or sub-distributor to assign, any and all rights in such trademarks or other designations of source or origin to Mazor, with Mazor to provide any reimbursement to such parties for the actual registration expenses of such assignments to Mazor.  For clarification and notwithstanding any other provision of this Agreement, Medtronic shall have no rights to use any Mazor Background IP, Mazor Development IP, Software Modules or Software Customizations after the Term of this Agreement.

(b)          Medtronic hereby grants to Mazor a non-exclusive, nontransferable, royalty-free license in the Territory to use Medtronic Background IP and Medtronic Development IP during the Term of the Agreement and in accordance with this Agreement solely for purposes of integrating Medtronic Background IP and Medtronic Development IP into the Software Customizations pursuant to Section 21.  For clarification and notwithstanding any other provision of this Agreement, Mazor shall have no rights to use any Medtronic Background IP or Medtronic Development IP after the Term of this Agreement.

(c)          Mazor may use Medtronic’s trademarks, as made available by Medtronic, in connection with its advertising, promotion, marketing, distribution, and sale of the Products and necessary regulatory filings; provided that any such use by Mazor shall be subject to Medtronic’s prior review and approval and in accordance with any written trademark usage guidelines provided by Medtronic.  Mazor acknowledges and agrees that the use of any Medtronic trademarks in connection with this Agreement shall not create any right, title or interest, in or to the use of the trademarks and that all such use and goodwill associated with the Medtronic trademarks will inure to the sole benefit of Medtronic.

(d)          The foregoing licenses remains subject to each Party’s obligations with respect to Confidential Information and no other licenses to any Mazor Background IP, Mazor Development IP, Medtronic Background IP, or Medtronic Development IP are granted, and none are to be implied.

22.5.          Ownership and Use of Customizations. The Software Customizations shall be deemed Mazor Development IP provided however that Mazor shall have no right to use, license, or otherwise distribute Software Customizations after termination of this Agreement.  The parties acknowledge that in the course of developing Software Customizations, Mazor may also develop Hardware Customizations.  The parties further acknowledge that Hardware Customizations (i) shall be deemed Mazor Development IP, and (ii) nothing in this Agreement shall restrict Mazor’s rights to use such Hardware Customizations during or after the Term of this Agreement.

22.6.          Obligations to Prosecute and Maintain.  Mazor shall, subject to its reasonable business judgment or consistent with its past practices, prosecute and maintain its rights with respect to the Mazor Background IP and any Mazor Development IP including but not limited to (a) filing applications for registration of patents covering inventions in the Mazor Background IP or any Mazor Development IP with in any jurisdiction in which Mazor manufacturers or has manufactured the Products and in any event in the U.S., Israel, and Europe, prosecuting such applications to issuance, and maintaining any issued patents covering the Mazor Background IP or any Mazor Development IP  (including continuations or modifications thereof); and (b) taking reasonable steps to maintain the trade secret status of any trade secrets within the Mazor Background IP and any Mazor Development IP.

23.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF MEDTRONIC

Medtronic hereby represents, warrants and covenants to Mazor that:

(a)          Medtronic is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business in all jurisdictions where it does business, and has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement.

(b)          The execution, delivery and performance of the obligations of this Agreement have been validly authorized by all necessary corporate action of the Medtronic, and this Agreement represents the Medtronic’s valid and legally binding obligation.

(c)          Medtronic has due and proper authority to make and perform all duties and obligations set forth and envisioned by this Agreement.

(d)          Each of Medtronic’s employees assigned to perform services under this Agreement shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and all work will be performed in accordance with the standards set forth in this Agreement.

24.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF MAZOR

Mazor hereby represents, warrants and covenants to Medtronic that:

(a)          Mazor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and in all jurisdictions where it does business, and has all requisite corporate power and authority to execute, deliver and perform the terms of this Agreement.

(b)          The execution, delivery and performance of the obligations of this Agreement have been validly authorized by all necessary corporate action on the part of Mazor, and this Agreement represents Mazor’s valid and legally binding obligation.

(c)          Each of Mazor’s employees assigned to perform services under this Agreement shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and all work will be performed in accordance with the standards set forth in this Agreement.

(d)          Mazor does not have any obligations or liabilities that might reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

(e)          There are no actions, suits, or proceedings instituted or pending or, to the best knowledge of Mazor’s management, threatened against Mazor that might reasonably be expected to have a material adverse effect on the ability of Mazor to perform its obligations hereunder.

(f)          Mazor represents and warrants that the manufacture, use, sale and provision of the Products by Mazor, and Medtronic’s use and distribution of the Products as contemplated under this Agreement, will not infringe or violate the patent, copyright, or other property or proprietary rights of any third party, except that the warranty in this subsection does not apply to any infringement or violation to the extent such infringement results from a combination of the Products with Medtronic Development IP or Medtronic Background IP.  Medtronic will provide Mazor with notice of any claim or allegation that would implicate the warranty this Section 24(f) as soon as practicable but in no event more than thirty (30) days after receipt of such claim or allegation provided however that if Medtronic fails to notify Mazor within such period, Mazor’s obligations under this section shall be reduced only to the extent Mazor is prejudiced by such delay. Mazor shall defend, indemnify and save harmless Medtronic, and at Medtronic’s request in its sole discretion from all damages, costs and expenses related to a claim that the Product infringes a patent or other intellectual property right of any third party provided however that Mazor shall have no liability for, nor shall Mazor indemnify Medtronic against, any infringement claim to the extent it is based on the Medtronic Development IP and/or Medtronic Background IP.  If the use of any Products is enjoined, at Mazor’s option, Mazor may at its expense, work to either substitute a fully functionally equivalent product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it is no longer subject to such injunction, or obtain the right to continue using and distributing such Product or process (as applicable) so long as such Product or process meets all regulatory requirements.

(g)          Mazor represents that it has due and proper authority to make and perform all duties and obligations set forth and envisioned by this Agreement.

25.	INDEMNIFICATION.

25.1.          Medtronic shall indemnify and defend Mazor, its affiliates, and their respective directors, officers, representatives, employees, agents, subcontractors, successors and assigns, against and hold them harmless from any liability, damage, cost or expense resulting from any claim made by any third party (including without limitation any claim alleging personal injury or property damage) arising from or attributable to:

(a)          any breach of this Agreement by Medtronic;

(b)          any intentional or negligent act or omission of Medtronic, its employees, agents, subcontractors, sub-dealers or sub-distributors in connection with the performance of this Agreement, including with respect to negligence on the part of Medtronic’s sales or clinical teams; and

(c)          any case support, or other services provided by Medtronic in connection with the Products;

except to the extent that such claim is caused by the negligence or willful misconduct of Mazor, its employees, agents, or subcontractors.

25.2.          Mazor shall indemnify and defend Medtronic, its affiliates, and their respective directors, officers, representatives, employees, agents, subcontractors, successors and assigns, against and hold them harmless from any liability, damage, cost or expense resulting from any claim made by any third party (including without limitation any claim alleging personal injury or property damage) arising from or attributable to:

(a)          any breach of this Agreement by Mazor;

(b)          any intentional or negligent act or omission of Mazor, its employees, agents, or subcontractors in the performance of this Agreement;

(c)          services (including, without limitation, warranty services or services under a services agreement) to a customer or end user;

(d)          defects in design or manufacture of the Products; and

(e)          any Product recalls or replacements by any competent Governmental Authority or otherwise deemed appropriate by mutual agreement of Mazor and Medtronic;

except to the extent such claim is caused by the negligence or willful misconduct of Medtronic.

26.	CONFIDENTIALITY AND NON-DISCLOSURE

26.1.          Both Parties acknowledge and agree that this Agreement creates a confidential relationship between Medtronic and Mazor and that information concerning both Parties’ business affairs, customers, vendors, finances, properties, methods of operations, computer programs and documentation, diagrams, verbal and written disclosures, drawings, samples, technical descriptions, specific configurations, dimensions, materials, concepts, developments, techniques, know-how, inventions, and other such materials and  information, whether written or oral, is confidential in nature.  All such information is hereinafter collectively referred to as “Confidential Information.”  Neither Party will use, directly or indirectly, for its own benefit or the benefit of others, both during the Term of this Agreement and subsequent to its termination, any Confidential Information of the other Party which may be acquired or developed in connection with or as a result of the performance of this Agreement without the prior written consent of the other Party.

26.2.          Both Parties agree, except as directed by the other Party or provided in this Section 26.2, not to disclose any Confidential Information of the other Party to any Person whatsoever at any time during or after the Term of this Agreement.  Upon termination of this Agreement and at a Party’s written request, each Party will turn over to the other Party all documents, papers and other matter in its possession or control that relate to the other Party or the Intellectual Property of the other Party.   Both Parties further agree to bind its employees and subcontractors to the terms and conditions of this Agreement.  Each Party acknowledges that disclosure of any Confidential Information of the other Party by it may give rise to irreparable injury to the other Party, its subsidiaries and/or affiliated companies or the owner of such information, inadequately compensable in damages.  Accordingly, the disclosing Party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies that may be available.  Each Party acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate business interests of the other Party, its subsidiaries and/or affiliated companies and are reasonable in scope and content.

26.3.          Each Party’s obligation of non-disclosure and non-use shall not apply to information (i) which at the time of its disclosure to the receiving Party is available to the public, (ii) which the receiving Party can show was in its possession prior to disclosure, (iii) that is published or otherwise becomes available to the public through no fault of the receiving Party, (iv) that the receiving Party can show was received by it from a third party without breach of a confidential obligation, (v) is independently developed by the receiving Party without use of any Confidential Information of the other Party, or (vi) is required to be disclosed by any governmental agency, provided that the disclosing Party shall give the other Party reasonable notice of such requirement and shall afford the other Party the opportunity to prevent such disclosure.

26.4.          Notwithstanding anything to the contrary in this Section 26, each of the Parties to this Agreement hereby agrees with the other Parties hereto that, except as may be required to comply with the requirements of applicable law and the Tel Aviv Stock Exchange (TASE) or New York Stock Exchange or NASDAQ, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Medtronic and Mazor.  The foregoing shall not restrict Medtronic’s and Mazor’s internal communications with their respective employees and advisors.

27.	NON-COMPETITION

During the Restricted Period, each of Medtronic and Medtronic Parent agrees not to, and agrees to cause each of their Affiliates not to, develop, co-develop, fund, acquire, manufacture, market, distribute or sell, independently or with a third party, anywhere in the world a robotic surgical system for spinal applications; provided, however, that if Medtronic delivers a Medtronic Discretionary Termination Notice at any time following the twenty-five (25) month anniversary of the commencement of the Distribution Period, this Section 26.3 shall not prevent any of Medtronic, Medtronic Parent or any of their Affiliates from, immediately following delivery of such Medtronic Discretionary Termination Notice, developing, co-developing, funding or manufacturing (but not marketing, distributing or selling) a surgical guidance system for spinal applications.  The Parties acknowledge and agree that the foregoing restriction is reasonable considering the circumstances of the relationship between the Parties and the mutual desire to effectively commercialize the Mazor technology and that, if the arbitral panel contemplated by Section 30.2 determines the restriction is unreasonable, then the Parties agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area.  If Medtronic, Medtronic Parent or any of their Affiliates breaches, or threatens to commit a breach of, any of the provisions of this Section 26.3, Mazor shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Mazor at law or in equity: (i) the right and remedy to have this Section 26.3 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Section 26.3 would cause irreparable injury to Mazor and that money damages would not provide an adequate remedy to Mazor; and (ii) the right and remedy to require the breaching party to account for and pay over to Mazor any profits, monies, accruals, increments or other benefits derived or received as the result of any transactions constituting a breach of this Section 26.3.

28.	ASSIGNMENT

This Agreement shall be binding upon the Parties’ respective successors and permitted assigns.  Neither Party may assign or subcontract, without the prior written consent of the other Party, any of its rights, duties or obligations under this Agreement to any Person, in whole or in part, and any such attempted assignment or subcontracting shall be null and void; provided, however, that Mazor may: (i) assign this Agreement, or any rights or obligations hereunder, to its Affiliates without the written consent of Medtronic; (ii) use any of its United States domiciled Affiliates to perform any of its obligations under this Agreement that need to be performed in the United States; and (iii) subcontract its manufacturing obligations under this Agreement.  For clarity, if a Party experiences a Change of Control, such Change of Control shall not constitute an assignment of this Agreement.

29.	NOTICES

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by (a) personal delivery, (b) expedited delivery service, (c) e-mail or facsimile transmission or (d) certified or registered mail, postage prepaid, addressed as follows:

If to Medtronic:

Medtronic Navigation, Inc.
826 Coal Creek Circle
Louisville, CO 80027
Attn: Scott Hutton
Title: General Manager
Phone: (720) 890-3302
E-mail:  scott.hutton@medtronic.com

With a copy to:

Scot M. Elder
Vice President and Chief Legal Counsel
Medtronic Xomed, Inc.
6743 Southpoint Drive North
Jacksonville, FL 32216
Telephone: (904) 332-2485
Facsimile:  (904) 332-8914

If to Mazor:

Mazor Robotics Ltd.
7 HaEshel Street Caesarea Park South 3088900 Israel
Attn: Sharon Levita
Title: Chief Financial Officer
Telephone: 972 4 618-7103
Facsimile: 972-4-6187111

With a copy to:

Salinger, Confino, Ben-Zvi, Luchtenstein, Law Offices
5 Azrieli Center
Square Tower, 35th Floor
Tel Aviv 6702501 Israel
Attn: Barak Luchtenstein, Advocate
Telephone: 972 3 71887700
Facsimile: 972 3 7188701

Each Party may, by notice given in accordance with this Section 29 to the other Party, designate another address or person for receipt of notices.

30.	GENERAL PROVISIONS

30.1.          Governing Law. This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of Delaware without regard to its conflicts of law provisions.  The United Nations Convention for the International Sale of Goods shall not apply to the transactions contemplated herein.  No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with Applicable Laws, it is the intent of the Parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by Applicable Laws, and that the remaining provisions shall not in any way be affected or impaired thereby.  The provisions of this Agreement shall be severable and the invalidity or unenforceability of one provision shall not affect any other provision of this Agreement.

30.2.          Dispute Resolution and Arbitration.  Except as provided in Section 26.3, in the event of any controversy or dispute arising out of or relating to any provision of this Agreement, or the construction, validity or breach thereof (a “Dispute”), the Parties shall try to settle the Dispute amicably between themselves, through the Steering Committee and/or Executive Sponsors.  If the Parties fail to settle such Dispute within thirty (30) days after written notice of such Dispute by one Party to the other Party, such matter may be referred by either Party to be exclusively and finally resolved by binding arbitration in accordance with the following provisions. Either Party may demand in writing such arbitration by sending a notice to arbitrate to the other Party and to the American Arbitration Association (the “AAA”), which shall administer the arbitration under its Commercial Arbitration Rules then in effect.  In no event may any demand for arbitration be filed after the running of any applicable statute of limitation. The arbitration shall be held at the AAA’s offices located in the State of New York. The law applicable to the arbitration, including the administration and enforcement thereof, shall be the Federal Arbitration Act (9 USC §§1-16), as amended.  This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction. For all Disputes, each Party shall select a neutral third party arbitrator, and the two Party-chosen arbitrators shall select a third neutral arbitrator who shall chair the arbitration panel. The arbitration shall be governed by the express terms of this Agreement and the laws of the State of Delaware.  The arbitral panel shall have the power to grant monetary damages as well as injunctive or other specific relief.  Notwithstanding the foregoing, each Party shall have the right to seek, without establishment of the arbitral panel, injunctive or other provisional relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm or preserve the subject matter of a Dispute.  Each Party shall bear its own costs and expenses and attorneys’ fees, and the arbitral panel may, in its discretion, require the non-prevailing Party to pay the arbitrators’ fees and any administrative fees of arbitration, reasonable attorneys’ fees and costs to the prevailing Party (in proportion to the extent to which the prevailing Party actually prevailed, given all of the monetary and non-monetary claims included within such arbitration), and the other Party shall pay the remainder of such arbitrators’ fees and administrative fees of arbitration; provided that, will respect to any claim brought by Mazor against Medtronic for breach of Section 3.1, 8.1, or 18.2(a) of this Agreement, the arbitral panel will require that the non-prevailing Party pay the arbitrators’ fees and any administrative fees of arbitration, reasonable attorneys’ fees and costs to the prevailing Party.  Any award or portion thereof, whether preliminary or final, shall be in writing, signed by the arbitral panel, and shall state the reasons upon which the award or portion thereof is based. The award rendered by the arbitral panel shall be final and judgment may be entered upon it in accordance with applicable law in any court of competent jurisdiction.  The Parties and the arbitral panel shall treat all aspects of the arbitration proceedings, including discovery, testimony, other evidence, briefs, and the award, as strictly confidential, not subject to disclosure to any third party or entity, other than to the Parties, the arbitral panel, and the AAA.  These arbitration provisions shall survive the termination or expiration of this Agreement.

30.3.          This Agreement and the Purchase Agreement dated May 18, 2016 constitute the entire Agreement between the Parties with respect to the subject matter hereof and supersede all previous proposals, negotiations, representations or commitments between the Parties, both written and oral, including without limitation the Agreement for Mutual Exchange of Confidential Information dated December 7, 2015.  The terms of this Agreement shall prevail in the event that there is a conflict or variance with the terms and conditions of any purchase order form or other document submitted by Medtronic or with any invoice or other document submitted by Mazor.

30.4.          All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

30.5.          The failure by either Party to enforce any term or condition of this Agreement, the written waiver of any term or condition of this Agreement or the acceptance of any payment shall not be deemed a waiver of further enforcement of that or any other term or condition.  No course of dealing between the Parties and no delay or omission by either Party in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

30.6.          The captions used herein are for convenience only and shall not be considered in construing or interpreting the provisions hereof.

30.7.          If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

30.8.          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all such counterparts together shall constitute but one and the same instrument.

30.9.          This Agreement shall not be valid until signed and accepted by authorized representative for each Party, and no Party shall be bound by any change, alteration, amendment modification, termination or attempted waiver of any of the provisions hereof unless in writing and signed by an authorized officer of the Party against whom it is sought to be enforced.  This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns.

30.10.          Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties to this Agreement and their respective successors and permitted assigns.

30.11.          In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to the Person’s heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable; and (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date above written.

MEDTRONIC NAVIGATION, INC. By: /s/ Garry L. Ellis Name: Garry L. Ellis Title: Executive Vice President and Chief Financial Officer Date: May 18, 2016

MAZOR ROBOTICS LTD.

By: /s/ Ori Hadomi
Name: Ori Hadomi
Title: Chief Executive Officer
Date: May 17, 2016

By: /s/ Gil Bianco
Name: Gil Bianco
Title: Director
Date: May 17, 2016

SOLELY FOR PURPOSES DESCRIBED IN
SECTION 7.2 AND 27 OF THIS AGREEMENT:

MEDTRONIC PLC

By: /s/ Garry L. Ellis
Name: Garry L. Ellis
Title: Executive Vice President and Chief Financial Officer
Date: May 18, 2016

[Signature page to Lead Sharing and Distribution Agreement]

EXHIBIT A

PRICING

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

A - 1

SPECIFICATIONS

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

A - 2

EXHIBIT B

MEDTRONIC SALES AND MARKETING PLAN

[THE CONFIDENTIAL PORTION OF 30 PAGES HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

B - 1

EXHIBIT C

TRAINING COSTS

Training during the Lead Generation Period will be as follows:

Surgeon training:

•
The base cost for Surgeon training for a one (1) day training session in the [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] per session and will be split equally between Mazor and Medtronic.  The base costs for each session will include bioskills training, including one (1) cadaver and live surgery case observation, for up to six (6) surgeons.

•	Air travel, hotel accommodations, ground transportation and meals are not included in the above cost and will be split equally between Mazor and Medtronic.

Medtronic Sales and clinical team training:

•
The base cost for Medtronic Sales Representatives and clinical personnel training for one (1) day training session in the [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] per session and will be paid exclusively by Medtronic.  The base cost for each session will include bioskills training, including one (1) cadaver, for up to twelve (12) Medtronic Sales Representatives and clinical personnel.

•	Air travel, hotel accommodations, ground transportation and meals are not included in the above cost and will be paid exclusively by Medtronic.

The following Mazor training price list was used to calculate the base costs set forth above:

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

C - 1

EXHIBIT D

QUALITY AGREEMENT

D.1.         Definitions.

“Approved Manufacturing Sites” means the Mazor sites approved by Medtronic for the applicable Product(s) as of the Effective Date of this Quality Agreement or otherwise agreed to by the Parties via the change notification section (Sect B.2.8).

“Authority” means any government regulatory or other authority responsible for granting approvals for the performance of Services under this Quality Agreement or for the Manufacturing, use, marketing, sale, pricing and/or other disposition of Medtronic product(s) in which the Product(s) are used.

“CAPA” means a corrective action and preventive action system for identifying and preventing or eliminating the cause of an existing or potential nonconformity, defect, or other undesirable situation in order to prevent occurrence or recurrence.

“Certificate/Certification of Conformance/Compliance” means a document, signed by an authorized representative of Mazor, attesting that a particular Product is Manufactured or Serviced in accordance with applicable Quality Management System requirements, the Specifications and this Quality Agreement.

“Component” means any raw material, substance, piece, part, software, firmware, labeling or assembly which is intended to be included as part of the Product(s) or consumed during the Manufacture of the Product(s).

“Control Plan” means a document that identifies key Manufacturing process steps, critical inputs to and critical variables of such steps, and that defines process monitoring control strategies and tools.

“Correction(s)” means the repair, modification, adjustment, relabeling, destruction, or inspection (including patient monitoring) of a device without its physical Removal from its point of use to some other location.

“Critical Feature” or “CFI” means the process specified by Medtronic for identifying features requiring control.

“Design Input” means the physical and performance requirements of the Product(s) that are used as a basis for device design.

“Device History Record” or “DHR” means a compilation of Records containing the production history of the Product(s).

“Field Action” or “FA” means an activity outlining the steps for management of and/or communication regarding the performance of distributed clinical, custom, and/or market released Product currently in use by the customer.  These activities may include educational briefs, health safety alerts, notifications, Corrections, Removal, or recall of Product(s) in any Medtronic product(s).

“Good Manufacturing Practice” or “GMP” means FDA regulations and guidelines regarding manufacturing practices and quality systems, including 21 CFR Part 820.

“ISO 13485” means the “ISO Quality Management Systems - Medical Devices - System Requirements for Regulatory Purposes” standard.

“ISO 9001” means the “Quality Management Systems - Requirements” standard.

“Lot/Batch” means one or more Products Manufactured under essentially the same conditions that are intended to have uniform characteristics and quality within specified limits.

“Manufacture(d)” and “Manufacturing” means all steps, processes and activities necessary to produce Product(s), including without limitation, the design, manufacturing, processing, quality control testing, any inspection, release and storage of Product(s) in accordance with the terms and conditions of this Quality Agreement.

“Nonconforming Product” means any Product that does not meet the Component or Product Specifications or all the applicable requirements of this Quality Agreement.

“Notified Body” means a public or private organization accredited in a member state of the European Union to carry out conformity assessment procedures for some classes of medical devices.

“Product(s)” means all goods supplied by Mazor to or for the benefit of Medtronic on or after the Effective Date of this Quality Agreement.

“Qualification” or “Qualify” means activity and analysis performed to demonstrate adherence to the applicable Specifications for the Product. Qualification for a Product means Product testing or inspection conducted according to an approved and controlled protocol to ensure the Product meets Specifications.

“Quality System” or “Quality Management System” or “QSR” means the regulatory requirements for the methods used in, and the facilities and controls used for, the design, Manufacture, packing, labeling, storage, installation and servicing of Product.

“Records” means written or electronic accounts, notes, data, record of, and information and results obtained from performance of Services of all work done under this Quality Agreement.

“Refurbished Material” means used Products or Components that are re-used in the Manufacture of new or modified Products.

“Removal” means the physical removal of a device from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Services” means the Manufacturing and other activities that Mazor is engaged in to provide to Medtronic under this Quality Agreement.

“Specification(s)” means all applicable specifications, drawings, protocols and other documents relative to the design, physical characteristics, function, performance, Manufacture, packaging, labeling and quality of the Product(s).

“Sub-tier Supplier” means any supplier, excluding Medtronic and all entities owned by Medtronic, that either directly or indirectly provides any product or services to the Mazor in connection with any Product.

“Validation” or “Validate” means confirmation by examination and provision of objective evidence that the applicable requirements can consistently be fulfilled.

D.2.         Compliance with Applicable Quality System Requirements.  Mazor shall comply with the following Quality System requirements.

D.2.1.      General.  Unless otherwise specifically agreed in writing by Medtronic, all Product supplied under this Quality Agreement shall be Manufactured in accordance with: (a) all applicable ISO 13485 and ISO 9000 standards and applicable ISO-certified processes, including without limitation ISO 13485; (b) FDA 21 CFR Part 820, current GMP; (c) all other quality standards and quality assurance plans referenced in the Specifications; and (d) Medical Device Directive MDD 93/42/EEC to the extent necessary to support CE marking and declarations of conformity to the Essential Requirements of the directive for the Products in scope. Mazor shall also comply with any quality provisions included within the Specification.  Mazor shall notify Medtronic of changes to the status of Mazor certificates that affect the status of the Products.  Mazor shall ensure that entities that supply Components used by Mazor in the production of Products comply with any applicable regulatory provisions and the provisions of this Quality Agreement or any applicable quality provisions included within the Mazor’s Specification or other documentation provided by the Mazor. Mazor shall continue to be in compliance with this Quality Agreement for so long as Mazor provides Products to Medtronic. Mazor shall bear all reasonable costs associated with compliance with this Section.

D.2.2.      Quality Management System Requirements. Each Party shall establish and maintain a Quality System that is appropriate for the activities for which the Party is responsible under this Quality Agreement and that is in compliance with Quality Management System requirements.

D.2.3.      Management Responsibility.

D.2.3.1.          Management and organization.  Mazor shall have personnel with executive responsibility to oversee its quality system. Mazor also shall maintain an organizational structure which ensures the Product(s) are designed, developed and/or manufactured in accordance with this quality agreement.

D.2.3.2.          Executive Representative.  Mazor shall assign a person or person(s) with executive responsibility, or who report(s) directly to a person with executive responsibility, to serve as a contact for Medtronic under this Quality Agreement, and to oversee compliance with this Quality Agreement.

D.2.3.3.          Personnel and Training.  Mazor shall have sufficient personnel with the necessary education, background, training and experience to perform under this Quality Agreement.  Training Records shall be maintained by Mazor.

D.2.3.4.          Quality Plan.  Mazor shall have a quality plan and/or quality system manual that defines the elements of the Quality System relevant to the design, development and/or Manufacture of the Product(s), and shall establish how the quality requirements shall be met.

D.2.4.      Identification.  Mazor shall ensure that Product(s) and Components are identified during all stages of receipt, production and shipping/distribution.  Mazor shall have systems in place that provide a means of identifying the status of Product(s) not yet transferred to Medtronic. At a minimum, identification and segregation is required for:

(i)	Receiving inspection

(ii)	Production work-in-progress

(iii)	Nonconforming Product

(iv)	Rejected Product

(v)	On-hold (quarantined) Product

(vi)	Conforming Product ready for transfer to Medtronic or a Medtronic contract manufacturer

D.2.5.      Traceability.  Mazor shall be responsible for setting up and maintaining controlled documentation of Product and Component traceability during all stages of receipt, production and shipping/distribution. Traceability and quality Records shall be maintained in accordance with Section B.15 (Record Production and Retention). Once Products are received by Medtronic, Medtronic shall be responsible for traceability of the Products. Traceability requirements include, but are not limited to the following:

D.2.5.1.          Minimum Traceability.  All Products and Components thereof are traced by Lot/batch at a minimum.

D.2.5.2.          Each shipment shall include a manifest that identifies at a minimum:

(i)	Purchase order reference

(ii)	Quantity released

(iii)	Product part number

(iv)	Revision of Product part number.

(v)	Serialized Product – The list of serial numbers included in that shipment.

(vi)	Lot controlled Product – The list of lot number(s) included in that shipment.

(vii)	Use By Date

D.2.5.3.          Process Information.  Process information is traced to all levels of Manufacture. At a minimum, this includes operator performing the operation and date performed, shift (as applicable), Manufacturing instructions used, use of Validated equipment and identification of equipment used, BOM/design revision and configuration, resolution of any discrepancies, and Record of any rework performed.

D.2.5.4.          Raw Materials.  Raw material is traced to original material Manufacturing Lot/batch at a minimum.

D.2.6.      Corrective and Preventive Actions/Performance.

D.2.6.1.          Procedures. Mazor shall establish and maintain procedures for implementing a CAPA system in compliance with the Quality Management System requirements. The CAPA system shall include, at a minimum, the following requirements:

(i)
Analysis of quality data (e.g., Manufacturing processes, operations, quality audit Records and reports, complaints, returned Product or similar product) to identify root causes of Nonconforming Product or other quality problems.

(ii)	Investigation of the causes of nonconformities.

(iii)	Identification of the actions needed to correct the nonconformance and to prevent recurrence.

(iv)	Verification or validation of the corrective and preventive action.

(v)
Implementation of and recording changes to methods and procedures needed to correct and prevent quality problems.  Prior notification and approval may be required by Medtronic pursuant to Section B.2.8 (Document Controls and Changes).

(vi)	Assurance that information concerning quality problems or Nonconforming Product is disseminated to appropriate quality personnel.

(vii)	Submission of relevant information on identified quality problems, as well as corrective and preventive action, to Mazor management for their review.

(viii)	Documentation of activities under the CAPA system.

(ix)	Effectiveness verification of corrective and preventive action.

D.2.6.2.          Resolution.  Mazor shall implement the CAPA system with regard to any quality, Manufacturing or performance issue raised by Mazor or Medtronic related to Product(s). Such efforts may include making appropriate Mazor personnel available (at the Mazor’s expense) at the Mazor and/or Medtronic facilities where such Product quality or performance issues are identified and/or need to be addressed within the timeframe requested by Medtronic.

D.2.7.      Nonconforming Product.  With respect to any Product shipped to and inventoried at Medtronic, Medtronic shall have the right, within fifteen (15) Business Days from receipt, to reject any Product that does not meet the specifications or any Applicable Laws or regulations or that is otherwise defective.  With respect to any Product shipped directly to customer sites, Medtronic shall have the right, until the completion of installation, to reject any Product that does not meet the specifications or any Applicable Laws or regulations or that is otherwise defective.  Any such rejection shall be accomplished by a notice from Medtronic identifying and specifying, in reasonable detail, the Product rejected and the reasons for rejection.  Any Product rejected by Medtronic shall be made available, on reasonable notice and during normal business hours, for inspection by Mazor or its representatives in a manner consistent with Mazor’s return authorization procedures established from time to time and as previously communicated to Medtronic.  Mazor will replace any rightfully rejected, unused Product free of charge and will indemnify Medtronic for reasonable direct out-of-pocket expenses (including freight and customs clearance, if any) incurred by Medtronic in connection with (a) shipment of replacement Product to the same location and (b) shipment of the nonconforming Product back to Mazor (if so requested by Mazor and then pursuant to Mazor’s return authorization approval procedures) Mazor will cooperate with Medtronic in working to close of Medtronic CAPA tasks associated with any nonconforming Product.  In the event of a rejection or return of defective Product, Mazor shall promptly notify Medtronic of such rejection or return, as the case may be, ship replacement Product within seven (7) days of its receipt of the rejected Product and consult with Medtronic regarding the necessary analysis to be performed by Mazor.  Mazor shall also be responsible for analyzing material, investigating its own processes, and reporting results to Medtronic within a reasonable period (e.g., 30 Business Days).  In no event will Mazor be responsible for paying Medtronic any indirect or consequential damages arising out of or related to any rejection of a Product pursuant to this Section D.2.7.

D.2.8.      Document Controls and Changes.  Mazor shall notify Medtronic in writing of any material change to Quality Management, business location, acquisition, bankruptcy, Device Component supplier, Product, Product Design/Specification, Manufacturing Process, or Special Processes with respect to the Products using Process Change Notification (PCN) form provided by Medtronic.  PCN for changes to product Design or Specification are required at least sixty (60) days prior to Company’s proposed implementation change.  Company shall submit PCN for any change in the packaging and/or labeling of the Products at least sixty (60) days prior to making any such change.  If circumstances allow, Medtronic shall have the option to make a last-time buy of the then-current product revision for the Product and/or product components before such change is implemented.

D.2.9.      Purchasing Controls.  For Components not supplied by Medtronic, Mazor shall establish and maintain controls on the purchase of Components to ensure conformance to specified requirements, including but not limited to visual inspection of packaging, labeling, or shipping containers, and dimensional inspection or analytical testing. Mazor shall maintain documentation that clearly describes the quality requirements for Components, and shall require Component sources to obtain prior written approval from Mazor of any proposed changes in the Manufacturing of the Components prior to making any change. If necessary, Medtronic may choose to also evaluate Mazor’s Component sources to ensure that the purchased materials meet specified purchase requirements.  Mazor shall not use in any Product(s) any Components that are unapproved, counterfeit, or do not meet the applicable Component specification.

D.2.10.    Refurbished Material.  Refurbished Material shall only be used in any Product(s) when there is prior written approval from Medtronic, and such approval with not be unreasonably withheld.

D.2.11.    Acceptance Activities. Mazor shall establish and maintain acceptance procedures with respect to the Manufacture of the Products.

D.2.11.1.          Medtronic Sourcing/Receiving Inspection.  As part of the overall supplier management plan, Medtronic may choose to perform source inspection at the Mazor or receiving inspection on Product(s) that arrive at the Medtronic receiving site.  If Medtronic chooses to perform source inspection at Mazor’s site, Mazor shall provide Medtronic reasonable access to inspect and review the site(s) where the Products are tested, handled, stored, distributed, and/or Manufactured, including access to the Product(s) and all related Records.  Medtronic shall provide prior notice of inspection of not less than twenty (20) days, except when special circumstances warrant a shorter time, such as when patient safety is a concern, in which case the parties shall mutually agree on a time to conduct the source inspection. Medtronic may certify the Mazor’s measurement system process and use the Mazor’s final inspection data submitted through a Medtronic approved system such as the System for Process Intelligence and Capability Excellence (“SPICE”) or Infinity QS system, or equivalent.

D.2.11.2.          Mazor Receiving Acceptance. Mazor shall have procedures for acceptance of incoming Component, which shall be inspected, tested, or otherwise verified as conforming to specified Medtronic’s requirements. Mazor shall document acceptance or rejection of incoming Component.

D.2.11.3.          In-Process Acceptance. Mazor shall have in-process acceptance procedures, which shall ensure that in-process Product is controlled until the required inspection and tests or other verification activities have been completed, or necessary approvals are received.

D.2.11.4.          Final Acceptance. Mazor shall have procedures for finished Product acceptance to ensure that each production unit, Lot, or batch of finished Product meets Medtronic’s acceptance criteria. Finished Product(s) shall be adequately controlled until released.

D.2.11.5.          Records.  Mazor shall maintain Records for incoming, in-process and final acceptance activities.

D.2.12.    Packaging and Labeling.

D.2.12.1.          Compliance with Specifications.  All Products shall be packaged and labeled in accordance with any applicable Specifications.

D.2.12.2.          Procedures.  Mazor shall establish and maintain procedures to control labeling activities in compliance with the Quality Management System requirements.

D.2.12.3.          Labels.  Labels and labeling shall comply with any applicable requirements in the Specifications.  Over-labeling of Product is not allowed by either party unless approved by both parties in writing.

D.2.12.4.          Label Integrity and Inspection.  Mazor shall print and apply labels required by the Specification so that the labels remain legible and affixed during the customary conditions of processing, storage, handling, distribution, and use. Mazor shall inspect labels and labeling to ensure accuracy, including but not limited to the expiration date and control number, and shall document the release of labels and labeling in the DHR.

D.2.12.5.          Labeling Mix-Ups.  Mazor shall store labels and labeling in a way that prevents an incorrect label from being used with a Product. Mazor shall control labeling and packaging operations to prevent labeling mistakes, and shall document the label and labeling used for each production unit, Lot or batch in the DHR.

D.2.12.6.          Packaging.  The parties shall collaborate to ensure that the packaging and shipping containers for the Product(s) are designed and constructed to protect the Product(s) from alteration or damage during the customary conditions of processing, storage, handling, distribution and use in compliance with the Quality Management System requirements.

D.2.12.7.          Handling and Storage.  Mazor shall establish and maintain procedures for the handling, storage, shipment/distribution and installation of the Product(s) in compliance with the following.

(i)	Handling. Mazor shall have systems in place to ensure that mix-ups, damage, deterioration, contamination or other adverse effects do not occur during handling of the Product(s).

(ii)	Storage. Mazor shall control storage areas to prevent mix-ups, damage, deterioration, contamination or other adverse effects pending shipment/distribution of the Product(s).

(iii)
Quarantined Product and Notification. Medtronic shall notify Mazor by telephone call and (with a follow up written notice (e.g., e-mail)) if quarantine of Product at Mazor is required.  Mazor shall hold all quarantined Product in a quarantined area (either electronically and/or physically) until authorized release by Medtronic.

D.3.         Production.  Mazor shall comply with the following regarding production of the Products.

D.3.1.      Process Control-Generally.  Mazor shall have systems in place to define and maintain the Manufacturing process and associated controls so that all Product(s) conform to their Specifications, including but not limited to:

D.3.1.1.          Documented and approved production processes, instructions, and methods that define and control the manner of production

D.3.1.2.          Monitoring and control of process parameters and Component and Product characteristics during production

D.3.1.3.          Compliance with specified reference standards or codes, if applicable

D.3.1.4.          Approval of processes and process equipment

D.3.1.5.          Criteria for workmanship which shall be expressed in documented standards or by means of identified and approved representative samples

D.3.2.      Process Monitoring and Control.

D.3.2.1.          Process Monitoring. Mazor shall monitor and control the Manufacturing process using the industry standard tools such as in-process inspection, Validation and statistical process control.

D.3.2.2.          Control Plan. Mazor shall collaborate with Medtronic to ensure a thorough understanding and identification of critical process steps, transfer function relationships, acceptable measurement capability and process capability of process input/outputs as to their impact on the critical features. Mazor shall collaborate with Medtronic to design an appropriate Control Plan that will ensure the long term stability and capability of the Manufacturing processes.  At the time of Qualification, Mazor shall incorporate the foregoing into a Control Plan which will be mutually agreed upon and approved by Medtronic. Mazor shall provide a measurement system analysis (e.g. gage repeatability and reproducibility, gage to part ratio), for each measurement process utilized in the Control Plan. These analyses and Control Plans will be filed with Mazor with a copy to Medtronic. On an ongoing basis, Mazor will monitor production and complete inspection of each Lot/batch per the Control Plan to ensure conformance. Mazor will include a Certificate of Conformance for each Lot/batch based on conformance to the Control Plan.

(i)
Statistical Techniques. Mazor shall, where appropriate, establish and maintain procedures for identifying valid statistical techniques required for establishing, controlling, and verifying the acceptability of process capability and Product characteristics in compliance with the Quality Management System requirements.

(ii)
In the event any of the Manufacturing process steps are outside of control limits or Manufacturing yields decline considerably, Mazor shall take appropriate corrective and preventive actions to rectify the situation and maintain documentation of the actions taken in compliance with Section B.2.8 (Document Controls and Changes).

D.3.2.3.          Contamination and Manufacturing Material Control. In addition to any requirements set forth in the Specifications, the Mazor shall establish and maintain procedures to prevent contamination of Product or Components that could adversely affect the Product quality.  Where a Manufacturing material could reasonably be considered to have an adverse effect on Product quality, the Mazor shall establish and maintain procedures for the use and removal of such Manufacturing material to ensure that it is removed or limited to an amount that does not affect the Product or Component’s quality. The removal or reduction of such Manufacturing material shall be documented.

D.3.2.4.          Certificate of Conformance.  Mazor shall provide to Medtronic a Certificate of Conformance/Analysis consistent with the Specifications for each lot/batch of Product shipped.

D.3.2.5.          Inspection, Measurement, and Test Equipment.  Mazor shall calibrate all inspection, measurement, and test equipment used in connection with any Product(s). Mazor shall notify Medtronic in writing of any out-of-tolerance equipment that may affect the testing or Manufacturing of any Product(s) or Component that is delivered to Medtronic. The written notification shall include identification of the affected Product(s) or Component.  Medtronic has the right to approve the disposition of the affected Product(s) or Component that was inspected, tested, or Manufactured with the out-of-tolerance equipment. Calibration for weights and measures shall be traceable to the National Institute of Standards and Technology.  The calibration schedule shall be posted on each individual piece of equipment.

D.3.3.      Approved Manufacturing Sites.  Mazor shall Manufacture the Product(s) only at Approved Manufacturing Sites for the applicable Products(s).

D.3.4.      All Product(s) delivered to, or for the benefit of, Medtronic by Mazor shall meet and be Manufactured in accordance with the Specifications and the requirements of this Quality Agreement.

D.4.         Design.

D.4.1.      Critical Feature.  Mazor shall identify all critical features and/or requirements of the Product(s) that require specific capability and control within the Mazor’s Manufacturing process. Mazor shall measure and record the identified Product features in an appropriate way.  Mazor shall Manufacture the Product according to all requirements on the drawing, Specifications, or other Mazor documents.

D.4.2.      Conflicts in Requirements.  If at any time a conflict arises between design requirements of this Quality Agreement and Product design documentation, Mazor shall notify Medtronic of the conflict.  Mazor shall resolve the conflict and communicate to Medtronic.

D.4.3.      Compliance with Design requirements.

D.4.3.1.          Design Controls. Mazor shall ensure that the Product(s) are designed and developed in compliance with the Design Control requirements of the Quality Management System. Mazor shall maintain the designs within its Quality System. Mazor shall ensure that the design of the Product(s) is correctly translated into production Specifications and shall not implement design changes unless Mazor receives updated Specifications and appropriate change authorization. These Design Control activities include:

(i)
Design and Development Planning. Mazor shall establish and maintain plans that describe or reference the Design and Development activities for the Product(s), that identify and describe the interfaces with the groups or activities that provide input to the Design and Development process for the Product(s), and that define responsibility for implementation, in compliance with Quality Management System Requirements. The plans shall be reviewed, updated and approved as the Design and Development evolves.

(ii)
Design Input. Mazor shall ensure that the design requirements for the Product(s) are appropriate and address the intended use of the Product(s) including the needs of the user and patient, in compliance with the Quality Management System Requirements.  Mazor has the sole authority to make design changes.

(iii)
Design Output. Mazor shall establish and maintain procedures for defining and documenting Design Outputs in a manner that allows adequate evaluation of the Product(s)’ conformance to Design Input requirements, in compliance with Quality Management System Requirements. The procedures shall reference acceptance criteria and shall ensure that the essential outputs are identified. Mazor shall document Design Output.

(iv)
Design Review.  Mazor shall establish and maintain procedures to ensure that formal documented reviews of the design results for the Product(s) are planned and conducted at appropriate stages of the Product’s Design and Development, in compliance with Quality Management System Requirements. The results of design reviews shall be documented in the Design History File (DHF).

(v)
Design Verification.  Mazor shall establish and maintain procedures for verifying the design of the Product(s), in compliance with Quality Management System Requirements. Design Verification shall confirm that the Design Output for the Product(s) meets the Design Input requirements and any other Mazor requirements.  Results of the verification shall be documented in the DHF.

(vi)
Design Validation.  Mazor shall establish and maintain procedures for Validating the design of the Product(s). Design Validation shall be performed under defined operating conditions on initial production units, Lots or batches, or their equivalents. Design Validation shall ensure that the Product(s) conforms to defined user needs and intended uses, and shall include testing of the Product(s) under actual or simulated use conditions. Results of Design Validation shall be documented in the DHF.

(vii)
Design Transfer.  Mazor shall establish and maintain procedures to ensure that the design of the Product(s) is correctly translated into production Specifications, in compliance with Quality Management System Requirements.

(viii)
Design Changes.  Mazor shall establish and maintain procedures for the identification, documentation, Validation (or where appropriate, verification), review and approval of design changes for the Product(s) before their implementation, in compliance with Quality Management System Requirements. Changes to the designs shall be governed by Mazor procedures.  Mazor shall notify Medtronic of design changes that may affect the safety, effectiveness, use, performance, sale, or distribution of the Product(s) and Mazor shall follow all appropriate change control procedures.

(ix)
Design History File.  Mazor shall maintain a DHF for the Product(s), which shall contain or reference the Records necessary to demonstrate that the design was developed in accordance with the design plan, the applicable Quality System requirements, and this Quality Agreement. Mazor shall own the Product’s DHF and it shall reside with Mazor for 3 years, after which time it may be transferred to a document retention site. Mazor shall have the ability to obtain access to the DHF within twenty-four (24) hours.

D.5.         Audits and Inspections.

D.5.1.      Medtronic Audits. Medtronic retains the right to audit Mazor’s Manufacturing and Quality Systems.  Medtronic and any third party consultant designated by Medtronic shall have reasonable access to observe and inspect Mazor’s facilities, Manufacturing and quality control processes, Manufacturing and quality control Records, Quality Systems, and all analytical and Manufacturing documentation related to the Products to ensure compliance to this Quality Agreement.  Such audits may include, without limitation, the following:

D.5.1.1.          Periodic Audits. Medtronic shall have the right to conduct at least one periodic audit each contract year.  Mazor shall provide Medtronic reasonable access to inspect, review and audit the site(s) where the Products are inspected, tested, handled, stored, distributed, designed and/or Manufactured, including access to the Products and all related design, product development and/or Manufacturing Records. Medtronic shall provide prior notice of inspection of not less than twenty (20) days, except when special circumstances warrant a shorter time, such as when patient safety is a concern, in which case the parties shall mutually agree on a time for prior notice.  Mazor shall not unreasonably reject proposed audit schedules. Medtronic reserves the right to audit Sub-tier suppliers under similar circumstances.  Mazor shall cooperate with and support such audits and shall use reasonable efforts to maintain contractual rights to such audits.

D.5.1.2.          For-Cause Audits.  For-cause audits shall be for the purpose of investigating a potential quality problem or significant complaint regarding a Product potentially attributable to Manufacturing or other operations at Mazor. If Medtronic believes a for-cause audit is needed, Medtronic shall notify Mazor of the request and reason for the for-cause audit. Mazor shall not unreasonably reject a request for a for-cause audit.  For-cause audits shall be scheduled as quickly as possible, taking into consideration the urgency of the request, but in no event later than ten (10) days from the request date.   Medtronic reserves the right to audit Sub-tier Suppliers under similar circumstances.   Mazor shall cooperate with and support such audits and shall use reasonable efforts to maintain contractual rights to such audits.

D.5.1.3.          Procedures While On Site. Medtronic’s employees and/or representatives including consultants who inspect Mazor facilities shall comply with all Mazor safety and GMP policies and procedures.  Medtronic assumes all liability for injuries to Medtronic’s employees and/or representatives including consultants to the extent arising from their negligent acts or omissions at Mazor facilities.

D.5.1.4.          Audit Closeout.  An exit meeting shall be held with representatives from Mazor and Medtronic to discuss audit findings and observations.  Medtronic shall provide a written report of all findings and observations to Mazor within thirty (30) days of the last day of the audit.  Within thirty (30) days of the audit report receipt, Mazor shall provide a written response to all findings that details Corrections and corrective action to be implemented.  Mazor shall follow up to ensure that all Corrections and corrective actions are implemented.

D.5.1.5.          Confidential Information.  All information or documents obtained by Medtronic in connection with an audit or inspection conducted pursuant to this Section D.5 shall be Confidential Information of Mazor as the term is defined in Section 26.1, and Medtronic agrees to abide by its obligations under Section 26 with respect to such Confidential Information.

D.5.2.      Internal Audits by Mazor.  Mazor shall conduct internal audits at least one time per year, to ensure compliance with its Quality System and this Quality Agreement.  Upon Medtronic’s request, Mazor shall provide Medtronic with the results and conclusions of the audits.

D.5.3.      Management of Sub-tier Suppliers.  Mazor is responsible for management of Mazor’s Sub-tier Suppliers based upon risk as determined per Mazor’s own internal procedures.  Medtronic shall have the option to provide input to risk assessment of Mazor’s Sub-tier Suppliers and shall require Mazor to escalate risk as applicable.  Medtronic and Mazor shall jointly determine which Sub-tier Supplier’s performance shall be reviewed during the Product and/or Process Performance reviews.

D.5.4.      Regulatory Audits and Inspections.  Mazor agrees the FDA and other Authorities shall have access to and the right to inspect or audit any pertinent Product(s) design, Manufacturing, or quality processes, and associated documentation or Records.

D.5.5.      Notification.

D.5.5.1.          Third Party Audits.  Mazor shall promptly notify Medtronic when an Authority inspection of its facilities (or an inspection by third parties in accordance with FDA regulations or inspection by regulatory agencies or by auditing bodies such as a notified body, test laboratories) relating to any Product(s) is expected and/or underway.  Notification shall include the name of the regulatory Authority or test lab/agency, dates, and the scope of activity.  Post audit notification shall include ongoing certification status, and the audit or inspection results, including any FDA Form 483 observations, ISO nonconformance, or test lab/agency variance notices.

D.5.5.2.          Identified Issues.  If issues are identified during any inspection or audit which are related to or will have a potential impact on the Product quality, performance or availability, Mazor shall notify Medtronic by email or phone within 24 hours of the event with written follow-up within three (3) Business Days.

D.5.5.3.          Regulatory Correspondence. Mazor shall promptly provide Medtronic with copies of all regulatory correspondence, including without limitation Form FDA 483s and FDA warning letters and any correspondence with the FDA or any other Authority related to processes, Components or equipment which are the same or similar to those used in the Manufacture of the Products.

D.5.6       Confidentiality.  Notwithstanding anything to the contrary in this Agreement, and except as compelled by law, in connection with any audit Mazor may withhold any document or information (i) that would cause a violation of any agreement to which Mazor is a party, (ii) that is subject to any attorney-client privilege; or (iii) that constitutes a trade secret.

D.6.         Complaint Handling.

D.6.1.      Cooperation. Each Party shall cooperate fully with the other Party in dealing with customer and third party complaints concerning the Product (s) and shall take such action to promptly resolve such complaints as may be reasonably requested by the other Party.

D.6.2.      Mazor Obligations. Without limiting the generality of the foregoing, Mazor shall:

D.6.2.1.          Give notice to Medtronic as soon as reasonably practicable if Mazor becomes aware of a trend in complaints related to the Product(s).

D.6.2.2.          Maintain a written Record of all customer and third-party complaints received by Mazor that relate to the Product(s), whether received orally or in writing.

D.6.2.3.          Establish a tracking system for all Product(s) so as to permit successful tracking in the event of a Recall.

D.6.2.4.          Maintain complaint Records and files in accordance with Quality System requirements.

D.6.3.      Mazor Authority.  Mazor shall have the sole authority to correspond with all applicable regulatory authorities with respect to complaints about the Product(s).

D.7.         Medical Device Reporting.  Mazor is responsible for complying with all applicable FDA and foreign regulatory requirements pertaining to the reporting of adverse device events, including FDA’s Medical Device Reporting requirements, codified at 21 C.F.R Part 803. If Medtronic becomes aware of a potential MDR reportable event, notice of such event shall be given to Mazor within two (2) Business Days.

D.7.1.      Medtronic Obligations.  Without limiting the generality of the foregoing, Medtronic shall:

D.7.1.1.          Maintain a Record of all customer and third-party complaints and reports of adverse events related to the Product(s), whether received orally or in writing.

D.7.1.2.          Notify Mazor by email or telephone of all complaints and reportable events related to Product(s) within 24 hours of knowledge of the events and in writing within 2 working days of receipt of the preliminary details thereof.

D.7.1.3.          Establish a tracking system for all Product(s) so as to permit successful tracking in the event of a Recall; and

D.7.1.4.          Maintain Records and files of the complaints and reported adverse events.

D.7.2.      Mazor Authority. Mazor shall have the authority to correspond with all applicable regulatory authorities with respect to complaints about the Product(s).

D.8.         Device Recalls.

D.8.1.     Complaints. If the either Party becomes aware of any defect or problem with respect to any Product that could reasonably require a Recall of the Product, that Party shall notify the other Party within two (2) Business Days after becoming aware of the issue.  If such issue may have caused or contributed to death or serious injury, either Party shall promptly notify the other Party, and in any event no later than twenty four (24) hours after becoming aware of the issue.

D.8.2.      Notification.  If either Party in good faith determines that a Recall or other action involving a Product(s) should be considered, such Party shall immediately notify the other Party and shall advise such other Party of the reasons underlying its determination.

D.8.3.      Recall Determination.  Mazor has the right, in its sole discretion, to determine whether any action such as a Recall or other action should be undertaken. In the event of a Recall, the Parties shall cooperate in addressing Recall activities.

D.8.4.      Credit.  Mazor shall be responsible for either replacing or issuing a credit for any Product that is subject to any mandatory or voluntary Recall to the extent such Recall is caused by the failure of Mazor: a) to comply with any requirement or directive of a regulatory body; or b) to meet any Mazor specification.

D.8.5.      Analysis.  Product returned related to Recall shall be analyzed by Mazor.

D.9.         Regulatory Approval of Product Modifications.  In those countries where Mazor holds the regulatory approval certificate in their name, Mazor shall be responsible for making the determination as to whether proposed Product modifications require regulatory approval prior to implementation.  Mazor shall be responsible for filing and obtaining any required approvals, clearances and/or supplements and Medtronic will provide reasonable assistance to Mazor.  In those countries where Medtronic holds the regulatory approval certificate in their name for a Product, Medtronic shall be responsible for making the determination as to whether proposed Product modifications require regulatory approval prior to implementation.  Medtronic shall be responsible for filing and obtaining any required approvals, clearances and/or supplements and, subject to any exceptions in Section 20.2 of the Agreement, Mazor will provide reasonable assistance to Medtronic.

D.9.1.      Change Management and Notification.  When a change is made to a Product design, its manufacturing, inspection, labeling, packaging, or sterilization, the changes should be reviewed for regulatory impact in any geography where it is approved or has a pending submission by the Mazor. If such changes require notification of Authorities, Mazor will notify Medtronic at the time of the notification determination or submission.  In addition, upon the regulatory agency’s approval of the change, the Mazor shall notify Medtronic and provide Medtronic with documentation submitted to the Authority in connection with changes to the Product.  In the event changes as outlined in this paragraph are made by Mazor, Mazor shall not ship revised Product to Medtronic without Medtronic’s prior written approval.

D.10.      Registration and Listing.  If applicable, each Party shall be responsible for compliance with U.S. FDA’s applicable establishment registration and medical device listing requirements set forth in 21 CFR Section 807.40. Mazor shall provide Medtronic with confirmation of FDA establishment registration upon request by Medtronic. Mazor shall be responsible for listing the Products(s) with U.S. FDA in accordance with 21 CFR Section 807.40.

D.11.      Compliance History.  Mazor shall provide Medtronic with a review of Mazor’s regulatory compliance history, which, in the U.S. shall include, but not be limited to: (i) any Form FDA 483 List of Inspectional Observations from FDA inspections conducted within the last five (5) years and any related correspondence between the Mazor and FDA; (ii) any FDA warning letters and related correspondence between the Mazor and FDA within the last five (5) years; and (iii) all reports and/or findings from any third party audits, including, but not limited to audits conducted by a Notified Body, and related correspondence between the Mazor and the third party auditor, within the last five (5) years.

D.12.      Remedies.

D.12.1.    In the event that any Product has been rejected in accordance with this Quality Agreement and Medtronic has notified Mazor, Mazor shall replace such Product free of charge and Mazor shall cover expenses (including freight and customs clearance, if any) incurred by Medtronic in connection with (a) shipment of replacement Product to the same location and (b) shipment of the Nonconforming Product back to Mazor (if so requested by Mazor). In the event of a rejection of defective Product, Mazor shall ship replacement Product as soon as practical, but in any event within thirty (30) days, or a longer time period if agreed upon by the parties, of its receipt of a proper rejection notice from Medtronic.

D.12.2.    In the event that a Recall is caused by Product that is nonconforming under this Quality Agreement or does not meet the Specifications being shipped to Medtronic, Mazor shall be solely responsible for all costs and expenses incurred by Medtronic in connection with replacing or reworking the Product subject to such Recall.

D.13.      Product and Process Reviews.  Medtronic and Mazor shall respectively provide and review once each year, at a minimum, the information set out in the table below. Records of these reviews shall be considered a Medtronic quality Record.

Metric / Information	Medtronic Provides	Mazor Provides
Product performance results	X	X
Field Action Update	X	X
Product CAPA		X
Process CAPA (including supply chain)		X
Concession review and associated CAPA		X
Process first pass yield & defect pareto analysis		X
Source & receiving inspection results	X	X
Quality System certification / regulated audit status: • External audits • Nonconformities • Status of QS certifications • Test lab /agency status (if applicable)		X
Design change control update		X
Process change control update		X
Business process Specification maintenance	X
Quality Agreement maintenance	X	X
Control Plan status		X
Results of Mazor audit by Medtronic (if applicable)	X
Sub-tier Supplier performance (as applicable)		X

D.14.      Record Production and Retention.

D.14.1.    Creation and Maintenance. Each Party shall create and maintain Records for the activities for which they are responsible under this Quality Agreement in compliance with the Quality Management System requirements.

D.14.2.    Quality System Record. Mazor shall maintain a Quality System Record for Product(s)  in compliance with the Quality Management System requirements.

D.14.3.    Regulatory Compliance. The parties shall comply with any regulatory Record keeping requirements that apply to the performance of such Party’s obligations under this Quality Agreement. If applicable, Mazor shall maintain electronic records and electronic signatures according to the requirements in to 21 CFR Part 11.

D.14.4.    Ownership. All such Records and other documents required to be maintained pursuant to this Quality Agreement and provided by Medtronic shall be the sole property of Medtronic.

D.14.5.    Storage. Records and other documents shall be maintained and readily retrievable to provide reasonable ease of access for review. Records and other documents shall be legible and stored to minimize deterioration and prevent loss.

D.14.6.    Location of Records/Record Inspection.  Medtronic approvals of Mazor documents (process changes, out of calibration dispositions, or other Quality System Records) shall be an input to the Mazor’s Quality System. Records and other documents required to be maintained pursuant to this Quality Agreement shall be available at reasonable times for inspection, examination and copying by or on behalf of Medtronic, or for inspection by third parties, including FDA, for so long as any of them are in Mazor’s possession.

D.14.7.    Copies.  Upon Medtronic’s request, Mazor shall promptly provide Medtronic with copies of non-proprietary portions of Records and other documents required to be maintained pursuant to this Quality Agreement.

D.14.8.    Retention.  Mazor shall keep Record for 5 years from date of Record creation; thereafter, Mazor shall transfer custody of the Records to Medtronic. At any time upon written request, or termination of this Quality Agreement, Mazor shall return all Records relating to design master records, design history records and design history files for any Products to Medtronic.

EXHIBIT E

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A
REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED
SEPARATELY WITH THE COMMISSION]

E - 1